As filed with the Securities and Exchange Commission on September 5, 2008
Registration No. 333-123159

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMAGENETIX, INC.
(Exact name of registrant as specified in its charter)

Nevada	2833	87-0463772
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10845 Rancho Bernardo Road, Suite 105
San Diego, California 92127
(858) 674-8455
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William P. Spencer, Chief Executive Officer
10845 Rancho Bernardo Road, Suite 105
San Diego, California 92127
(858) 674-8455
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gary A. Agron, Esquire
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254 (Telephone)
(303) 770-7257 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-123159

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

Explanatory Notes

This post-effective amendment on Form S-1 serves as a post-effective amendment to the initial registration statement on Form SB-2.  The purpose of this post-effective amendment is to update the financials and other information, and to eliminate or modify information regarding those selling stockholders listed in the initial registration statement who have sold or otherwise ceased beneficial ownership of their shares pursuant to this registration statement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value, underlying Common Stock Purchase Warrants	3,110,710 Shares	$1.95	(1)	$6,065,885	$2,384
Total	3,110,710 Shares				$2,384	(2)

(1)	Based on the highest exercise price under the warrants and options.

(2)	Previously paid.

In addition to the number of shares set forth above, the amount registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above were estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to change	Dated September 5, 2008

3,110,710 Shares of Common Stock
Underlying Common Stock Purchase Warrants

IMAGENETIX, INC.

This prospectus covers the resale of 3,110,710 shares of our common stock underlying common stock purchase warrants. The shares of common stock and shares underlying the common stock purchase warrants may be offered by our selling stockholders from time to time in open market transactions at prevailing market prices.

Our common stock trades on the Electronic Bulletin Board under the symbol “IAGX.” On September 2, 2008 the closing price of the common stock was $0.60 per share.

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2008.

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TABLE OF CONTENTS

About this Prospectus	1
Summary	1
Risk Factors	4
Forward-Looking Statements	7
Price Range of Common Stock	7
Use of Proceeds	8
Capitalization	8
Selected Financial Data	8
Management’s Discussion and Analysis or Plan of Operation	9
Business	19
Management	27
Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater than 5% of Our Common Stock	32
Selling Stockholders	33
Related Party and Other Material Transactions	37
Description of Capital Stock	38
Shares Eligible for Future Sale	39
Experts	40
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	40
Legal Matters	40
Where You Can Find More Information	42
Financial Statements	F-1

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

We develop, formulate and market over-the-counter, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies which we request and are offered through multiple channels of distribution, including direct marketing companies, also known as network marketing or multi-level marketing companies, and chain store retailers. Our primary product is Celadrin® a product formulation which we sell to the mass market through retailers and on a private label basis to wholesale customers.

A key part of our marketing strategy is to provide to our wholesale customers a "turnkey" approach to the marketing and distribution of our products. This turnkey approach provides these customers with all the services necessary to market our products, including developing specific product formulations, providing supporting scientific studies regarding the effectiveness of the product and arranging for the manufacture and marketing of the product.

We sell directly to the mass markets through retailers InflameAway, our own Celadrin® branded product. We also develop and sell products and formulations to businesses and organizations that market these products through multiple channels of distribution, including direct marketing companies, mass marketing companies, medical, health and nutritional professionals, medical newsletters and direct response radio and television. We also offer Celadrin® products through wholesale customers that in turn offer their products containing Celadrin® to mass market retailers.

Our two largest customers accounted for 29% and 16% of our net sales for the year ended March 31, 2008 and 23% and 15% of our net sales for the year ended March 31, 2007.

Our management and key personnel have many years experience in developing and selling nutritional products to direct marketers, health food stores and mass market merchandisers.

History

We were organized as a Nevada corporation in March 1988 under the name Capital Growth, Inc. and completed an initial public offering of our securities in 1989. Imagenetix, Inc. was incorporated in Colorado in July 1996 under the name Internet International Business Management, Inc. and changed its name to Imagenetix, Inc. in April 1999. In October 2000 we merged with Imagenetix, Inc. Under the terms of the merger, we issued 6,550,000 shares of our common stock and 3,315,000 common stock purchase warrants and stock options to the Imagenetix security holders to acquire all 6,550,000 shares of Imagenetix Inc.’s outstanding common stock, along with all of its stock options and common stock purchase warrants. Our principal executive offices are located at 10845 Rancho Bernardo Road, Suite 105, San Diego, California 92127, and our telephone number is (858) 674-8455.

The Offering

Securities offered by our Selling stockholders	3,110,710 shares of common stock underlying common stock purchase warrants.

Securities outstanding prior to and after the offering	10,960,788 shares of common stock, which does not include shares issuable upon exercise of the 3,110,710 outstanding common stock purchase warrants and stock options.

Use of proceeds	Any proceeds we receive from the exercise of common stock purchase warrants will be added to our working capital.

Electronic Bulletin Board symbol	IAGX

Description of Selling Stockholders

Through this prospectus, we are registering the resale of up to 3,110,710 shares of common stock underlying common stock purchase warrants which were registered for resale by our prospectuses dated July 26, 2002 and March 18, 2005 and our post effective amendments dated August 25, 2003, November 14, 2005, September 28, 2006 and July 30, 2007 and were issued by us in 2000 and 2001 and extended in 2006 and 2007 in consideration of equity investments by accredited individual investors. None of our selling stockholders are broker dealers.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and our audited financial statements and related notes included elsewhere in this prospectus.

Consolidated Statement of Income Data:

	Three Months Ended June 30,		Years Ended March 31,
	2008	2007	2008	2007

Net sales	$1,394,358	$1,126,991	$5,569,593	$5,596,725
Net income (loss)	$587,076	$(435,526)	$(1,776,642)	$(667,639)
Net income (loss) per basic share	$0.05	$(0.04)	$(0.16)	$(0.06)

Balance Sheet Data:

	June 30, 2008	March 31, 2008

Working capital	$3,740,977	$3,083,227
Total assets	$5,497,285	$4,384,872
Total liabilities	$1,380,951	$932,280
Stockholders’ equity	$4,116,334	$3,452,592

RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

There Is Only One Supplier for Celadrin®. If We Are Unable to Purchase Celadrin® from This Supplier, Our Business Would Be Harmed.

There is only one supplier for Celadrin®, which we use in approximately 58% of our products and which represented approximately 74% of our sales for the year ended March 31, 2008. We will rely upon Celadrin® to expand our product lines and revenue in the future. If our Celadrin® supplier goes out of business or elects for any reason not to supply us with Celadrin®, we would have to find another Celadrin® supplier or suffer a significant reduction in our revenue.

We Rely upon a Limited Number of Customers the Loss of Which Would Reduce Our Revenue and Any Earnings.

Our largest customers accounted for 29% and 16% of our net sales for the year ended March 31, 2008 and 23% and 15% of our net sales for the year ended March 31, 2007. The loss of any of these customers could significantly reduce our revenue and adversely affect our cash flow and earnings, if any.

We Rely upon Other Outside Suppliers to Produce Our Products Which Could Delay Our Product Deliveries.

All of our products are produced by outside manufacturers who process ingredients provided to them by our suppliers and with whom we have contracts. Our profit margins and our ability to deliver products on a timely basis are dependent upon these manufacturers and suppliers. Should any of these manufacturers or suppliers fail to provide us with product, we would be required to obtain new manufacturers and suppliers, which would be costly and time consuming and could delay our product deliveries.

Product Liability Claims Against Us Could Be Costly.

Some of our nutritional supplements contain newly-introduced ingredients or combinations of ingredients, and we have little long-term health information about individuals consuming those ingredients. If any of these products were thought or proved to be harmful, we could be subject to litigation. Although we carry product liability insurance in the face amount of $1,000,000 per occurrence and $2,000,000 in the aggregate and require our suppliers and manufacturers to include us as insured parties on their product liability insurance policies, our coverage may not be adequate to protect us from potential product liability claims and costs of defense.

We Are Subject to Intense Competition from Other Nutritional Supplement Marketers Which Could Reduce Our Revenue and Profit Margins.

Competition in the nutritional supplement market is intense. We compete with numerous companies that have longer operating histories, more products and greater name recognition and financial resources than we do. In order to compete, we could be forced to lower our product prices, which would reduce our revenue and profit margins.

We Are Highly Regulated, Which Increases Our Costs of Doing Business.

We are subject to laws and regulations which cover:

•	the formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products;

•	the health and safety of food and drugs;

•	trade practice and direct selling laws; and

•	product claims and advertising by us; or for which we may be held responsible.

Compliance with these laws and regulations is time consuming and expensive. Moreover, new regulations could be adopted that would severely restrict the products we sell or our ability to continue our business. We are unable to predict the nature of any future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These future changes could, however, require the reformulation or elimination of certain products; imposition of additional record keeping and documentation requirements; imposition of new federal reporting and application requirements; modified methods of importing, manufacturing, storing or distributing certain products; and expanded or different labeling and substantiation requirements for certain products and ingredients. Any or all of these requirements could harm our business.

There Are Limitations on the Liability of Our Officers and Directors Which May Restrict Our Stockholders from Bringing Claims.

Our Bylaws substantially limit the liability of our officers and directors to us and our stockholders for negligence and breach of fiduciary or other duties to us. This limitation may prevent stockholders from bringing claims against our officers and directors in the future.

Shares of Our Common Stock Which Are Eligible for Sale by Our Stockholders May Decrease the Price of Our Common Stock.

We have 10,960,788 common shares outstanding which are freely tradeable or saleable under Rule 144. We also have outstanding common stock warrants and stock options exercisable into up to 5,176,957 shares of common stock which could become free trading if exercised. If our stockholders sell substantial amounts of our common stock, the market price of our common stock could decrease.

There is a Limited but Potentially Volatile Trading Market in Our Common Stock, Which May Adversely Affect Our Stock Price.

Our common stock trades on the Electronic Bulletin Board. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

•	The lack of readily available price quotations;

•	The absence of consistent administrative supervision of "bid" and "ask" quotations;

•	Lower trading volume; and

•	Market conditions.

There could be wide fluctuations in the market price of our common stock. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

Because Our Common Stock May Be Classified as "Penny Stock," Trading in it Could Be Limited, and Our Stock Price Could Decline.

In the future, our common stock may fall under the definition of "penny stock" if our net tangible assets decline below $2,500,000. In such event, trading in our common stock would be limited because broker-dealers will be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

"Penny stocks" are equity securities with a market price below $5.00 per share, other than a security that is registered on a national exchange or included for quotation on the Nasdaq system, unless, as in our case, the issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

•	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•	All compensation received by the broker-dealer in connection with the transaction;

•	Current quotation prices and other relevant market data; and

•	Monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

In addition, under the Exchange Act and its regulations, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable “cooling off” periods prior to the commencement of this distribution.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that plan for or anticipate the future. These forward-looking statements include statements about the future of nutritional products, statements about our future business plans and strategies, and other statements that are not historical in nature. In this prospectus forward-looking statements are generally identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. Although we believe that the forward-looking statements made in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified in the “Risk Factors” section of this prospectus, including the following:

•	Changes in general economic and business conditions affecting the nutritional supplement and personal care industries;

•	Changes in our business strategies; and

•	Market acceptance of our products.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the over-the-counter Electronic Bulletin Board of the NASD under the symbol “IAGX.” The range of high and low closing prices for our common stock during the quarters indicated is shown below. Prices are inter-dealer quotations as reported by the NASD and do not necessarily reflect transactions, retail markups, mark downs or commissions.

Quarter Ended:

	Closing Price
	High	Low

Fiscal Year Ended March 31, 2009
First Quarter	$1.00	$0.60
Second Quarter (through September 2, 2008)	$0.83	$0.45

Fiscal Year Ended March 31, 2008
First Quarter	$1.49	$0.90
Second Quarter	$1.42	$0.94
Third Quarter	$1.22	$0.77
Fourth Quarter	$1.05	$0.54

Fiscal Year Ended March 31, 2007
First Quarter	$1.25	$0.85
Second Quarter	$1.13	$0.80
Third Quarter	$0.83	$0.59
Fourth Quarter	$1.17	$0.61

We have not declared any cash dividends on our common stock and do not intend to declare dividends in the foreseeable future. We intend to use our available funds for the development of our business. There are no material restrictions limiting, or likely to limit, our ability to pay dividends on our common stock.

As of June 30, 2008, we had approximately 314 stockholders of record.

USE OF PROCEEDS

Any proceeds we receive from the exercise of the 3,110,710 common stock purchase warrants will be added to our working capital.

CAPITALIZATION

The following table sets forth our capitalization as of June 30 and March 31, 2008.

	June 30, 2008	March 31, 2008
Preferred Stock, $.001 par value, 5,000,000 shares authorized, no shares outstanding	$—	$—
Common Stock, $.001 par value, 50,000,000 shares authorized, 10,960,788 shares issued and outstanding	10,960	10,960
Capital in excess of par value	12,558,073	12,481,407
Accumulated deficit	(8,452,699)	(9,039,775)
Total stockholders’ equity	$4,116,334	$3,452,592

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Three Months Ended June 30,		Years Ended March 31,
	2008	2007	2008	2007

Net sales	$1,394,358	$1,126,991	$5,569,593	$5,596,725
Net income (loss)	$587,076	$(435,526)	$(1,776,642)	$(667,639)
Net income (loss) per basic share	$0.05	$(0.04)	$(0.16)	$(0.06)

Balance Sheet Data:

	June 30, 2008	March 31, 2008

Working capital	$3,740,977	$3,083,227
Total assets	$5,497,285	$4,384,872
Total liabilities	$1,380,951	$932,280
Stockholders’ equity	$4,116,334	$3,452,592

MANAGEMENT’S DISCUSSION AND ANALYSIS OR
PLAN OF OPERATION

Preliminary Notes Regarding Forward-Looking Statements

Investors should understand that several factors govern whether any forward-looking statement contained herein will be or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to our products and future economic performance. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, and the time and money required to successfully complete development projects, all of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in any of the forward-looking statements contained herein will be realized. Based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure plans or other budgets, which may in turn affect our results of operations in light of the other significant uncertainties inherent in the forward-looking statements included herein, the inclusion of any such statement should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Overview

We develop, formulate and market over-the-counter, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies which we request and are offered through multiple channels of distribution, including direct marketing companies, also known as network marketing or multi-level marketing companies, and chain store retailers. Our primary product is Celadrin® a product formulation which we sell to the mass market through retailers and on a private label basis to wholesale customers.

A key part of our marketing strategy is to provide to our wholesale customers a "turnkey" approach to the marketing and distribution of our products. This turnkey approach provides these customers with all the services necessary to market our products, including developing specific product formulations, providing supporting scientific studies regarding the effectiveness of the product and arranging for the manufacture and marketing of the product.

We sell directly to the mass markets through retailers InflameAway, our own Celadrin® branded product. We also develop and sell products and formulations to businesses and organizations that market these products through multiple channels of distribution, including direct marketing companies, mass marketing companies, medical, health and nutritional professionals, medical newsletters and direct response radio and television. We also offer Celadrin® products through wholesale customers that in turn offer their products containing Celadrin® to mass market retailers.

Management's discussion and analysis of results of operations and financial condition are based upon the Company's financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

 Critical Accounting Policies and Estimates

We have identified eight accounting principles that we believe are key to an understanding of our financial statements. These important accounting policies require management's most difficult, subjective judgments.

1. Cash and Cash Equivalents.
For purposes of the financial statements, we consider all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

2. Accounts receivable.
 Accounts receivable are carried at the expected net realizable value. The allowance for doubtful accounts is based on management’s assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. If there were a deterioration of a major customer’s creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of amounts due to us could be overstated, which could have a negative impact on operations.

3. Inventory
Inventory is carried at the lower of cost or market. Cost is determined by the first-in first-out method.

4. Property and Equipment
Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed over the estimated useful life of three to seven years, except leasehold improvements which are depreciated over the lesser of the remaining lease life or the life of the asset, using the straight-line method. We follow the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-lived Assets." Long-lived assets and certain identifiable intangibles to be held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We continuously evaluate the recoverability of our long-lived assets based on estimated future cash flows and the estimated fair value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

5. Trademarks and Patents
Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of from 8 to 17 years for patents and 10 years for trademarks. The carrying value of patents and trademarks is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from individual intangible assets is less than its carrying value determined based on the provisions of SFAS No. 144 as discussed above.

6. Stock Based Compensation
We adopted SFAS No.123R effective January 1, 2006, which requires that share-based payments be reflected as an expense based upon the grant-date fair value of those awards. The expense is recognized over the remaining vesting periods of the awards. The Company estimates the fair value of these awards, including stock options and warrants, using the Black-Scholes model. This model requires management to make certain estimates in the assumptions used in this model, including the expected term the award will be held, volatility of the underlying common stock, discount rate and forfeiture rate. We develop our assumptions based on our past historical trends as well as consider changes for future expectations.

7. Revenue Recognition

We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (SAB104), Statement of Financial Accounting Standards No. 48, “Revenue Recognition When Right of Return Exists” (SFAS 48), and Emerging Issues Task Force Abstract (EITF) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products.” SAB 104 requires that four basic criteria be met before revenue can be recognized: 1) there is evidence that an arrangement exists; 2) delivery has occurred; 3) the fee is fixed or determinable; and 4) collectibility is reasonably assured. SFAS 48 states that revenue from sales transactions where the buyer has the right to return the product shall be recognized at the time of sale only if (1) the seller’s price to the buyer is substantially fixed or determinable at the date of sale; (2) the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product; (3) the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product; (4) the buyer acquiring the product for resale has economic substance apart from that provided by the seller; (5) the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer; and (6) the amount of future returns can be reasonably estimated. We recognize revenue upon determination that all criteria for revenue recognition have been met. The criteria are usually met at the time title passes to the customer, which usually occurs upon shipment. Revenue from shipments where title passes upon delivery is deferred until the shipment has been delivered.

We account for payments made to customers in accordance with EITF 01-09, which states that cash consideration (including a sales incentive) given by a vendor to a customer is presumed to be a reduction of the selling prices of the vendor’s products or services and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement, rather than a sales and marketing expense. We have various agreements with customers that provide for discounts and rebates. These agreements are classified as a reduction of revenue. Certain other costs associated with customers that meet the requirements of EITF 01-09 are recorded as sales and marketing expense. Vendor considerations recorded as a reduction of sales were $893,000 and $232,000 for the years ended March 31, 2008 and 2007.

We guarantee customer satisfaction. Our policy requires the customer to return the unused product to the retailer from whom they originally purchased it. We pay the retailer for the returned product plus a handling cost. We periodically assess the adequacy of this policy and will record a liability as necessary. For the years ended March 31, 2008 and 2007, there were no returns that would suggest a liability needed to be recorded.

We review gross revenue for estimated returns of private label contract manufacturing products and direct-to-consumer products. The estimated returns are based upon the trailing six months of private label contract manufacturing gross sales and our historical experience for both private label contract manufacturing and direct-to-consumer product returns. However, the estimate for product returns does not reflect the impact of a large product recall resulting from product nonconformance or other factors as such events are not predictable nor is the related economic impact estimable. For the years ended March 31, 2008 and 2007 there were no returns that would suggest a liability needed to be recorded.

As part of the services we provide to our private label contract manufacturing customers, we may perform, but are not required to perform, certain research and development activities related to the development or improvement of their products. While our customers typically do not pay directly for this service, the cost of this service is included as a component of the price we charge to manufacture and deliver their products.

8. Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” This statement requires an asset and liability approach for accounting for income taxes.

Selected Financial Information

Results of Operations

Year Ended March 31, 2008 Compared to Year Ended March 31, 2007
	Year Ended
			Increase
	3/31/08	3/31/07	(Decrease)%

Statements of Operations
Net sales	$5,569,593	$5,596,725	$(27,132)	-0.5%
Cost of goods sold	3,344,034	2,969,002	375,032	12.6%
% of net sales	60.04%	53.05%	7%	13.2%
Gross profit	2,225,559	2,627,723	(402,164)	-15.3%
% of net sales	40%	47%	-7%	-14.9%
Operating expenses
General and administrative	2,456,192	1,407,996	1,048,196	74.4%
Payroll expense	1,037,775	712,945	324,830	45.6%
Consulting expense	961,349	1,339,515	(378,166)	-28.2%
Total operating expenses	4,455,316	3,460,456	994,860	28.7%
Interest expense	(4,367)	(6,791)	(2,424)	-35.7%
Other income	32,182	32,885	(703)	-2.1%
Income tax benefit	425,300	139,000	286,300	206.0%
Net (loss)	(1,776,642)	(667,639)	1,109,003	166.1%
Net (loss) per share basic and diluted	(0.16)	(0.06)	(0.10)	160.9%

Net Sales

Net sales for the year ended March 31, 2008 decreased $27,132, 0.5%, to $5,569,593 compared to $5,596,725 for the year ended March 31, 2007. Gross sales increased by approximately $1 million due to our initiating a direct mass market strategy with our own product, InflameAway, that identifies Celadrin® as its marquee ingredient. This sales increase was offset by a like amount in product rebates and giveaways in support of marketing InflameAway through retail distribution channels. We anticipate, the new marketing program coupled with additional distribution agreements to wholesale and multi-level marketing customers to result in improved sales during our next fiscal year.

Cost of Goods Sold

Cost of goods sold as a percentage of net sales increased from 53% for the year ended March 31, 2007 to 60% for the year ended March 31, 2008. This increase was primarily due to the costs associated with the rebate and giveaway marketing strategy discussed above which resulted in InflameAway product being provided at no cost to the eventual customer. Although rebate and giveaway programs are customary in the mass market distribution channel, we do not anticipate this year’s level of activity used to launch the awareness of InflameAway to continue during the next fiscal year.

General and Administrative

General and administrative expenses increased by $1,048,196, a 74.4% increase, to $2,456,192 for the year ended March 31, 2008 from $1,407,996 for the year ended March 31, 2007. The primary reasons for the increase were an approximate increase of $1,268,000 of marketing and advertising costs related to the media campaign to introduce InflameAway to the mass market offset by an approximate $231,000 decrease in research and development costs during the current fiscal year.

Payroll Expense

Payroll expense increased to $1,037,775 for the year ended March 31, 2008, an increase of 45.6% or $324,830, compared to $712,945 for the year ended March 31, 2007. This increase was a result of non-cash compensation expense of approximately $269,000 related to the issuance of employee stock options and approximately $55,000 in normal salary and bonus increases during the current fiscal year.

Consulting Expenses

Consulting expenses decreased to $961,349 for the year ended March 31, 2008, a decrease of 28.2% or $378,166, compared to $1,339,515 for the year ended March 31, 2007. This decrease was a result of a decrease in litigation expenses of approximately $100,000, a decrease in consulting related to new product introduction including our periodontal application of approximately $204,000, and a reduction in accounting and other professional and technical expenses across the board.

Provision for Income Taxes

As a result of the loss during the year ended March 31, 2008, we reflected an income tax benefit of $425,300 compared to income tax benefit of $139,000 for the year ended March 31, 2007. Since we have used up our federal and state tax loss carry-forwards, we anticipate income tax expense to increase in the future relative to income before taxes.

Capital Resources

	Year Ended
			Increase
	3/31/08	3/31/07	(Decrease)

Working Capital

Current assets	$4,012,527	$4,583,149	$(570,622)
Current liabilities	929,300	650,602	278,698
Working capital	$3,083,227	$3,932,547	$(849,320)

Long-term debt	$2,980	$37,239	$(34,259)

Stockholders' equity	$3,452,592	$4,572,762	$(1,120,170)

Statements of Cash Flows Select Information

Net cash provided (used) by:
Operating activities	$(116,736)	$(819,292)	$702,556
Investing activities	$(30,626)	$(51,838)	$21,212
Financing activities	$211,021	$22,010	$189,011

Balance Sheet Select Information

Cash and cash equivalents	$1,022,555	$958,896	$63,659

Accounts receivable, net	$765,492	$1,576,641	$(811,149)

Inventory, net	$1,109,845	$1,284,458	$(174,613)

Accounts payable and accrued expenses	$785,625	$432,354	$353,271

Liquidity

We have historically financed our operations internally and through debt and equity financings. At March 31, 2008, we had cash holdings of $1,022,555, an increase of $63,659 compared to March 31, 2007. Our net working capital position at March 31, 2008, was $3,083,227 compared to $3,932,547 as of March 31, 2007. This reduction was primarily the result of a decrease in accounts receivable and inventory. We believe that our cash position is sufficient to fund our operating activities for at least the next 12 months.

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board, or FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.  This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not yet adopted the provisions of SFAS No. 161, but does not expect it to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 110 regarding the use of a "simplified" method, as discussed in SAB No. 107 (SAB 107), in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123 (R), Share-Based Payment.  In particular, the staff indicated in SAB 107 that it will accept a company's election to use the simplified method, regardless of whether the company has sufficient information to make more refined estimates of expected term. At the time SAB 107 was issued, the staff believed that more detailed external information about employee exercise behavior (e.g., employee exercise patterns by industry and/or other categories of companies) would, over time, become readily available to companies. Therefore, the staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. The staff understands that such detailed information about employee exercise behavior may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The Company currently uses the simplified method for “plain vanilla” share options and warrants, and will assess the impact of SAB 110 for fiscal year 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.  This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This statement improves comparability by eliminating that diversity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this statement is the same as that of the related Statement 141 (revised 2007). The Company will adopt this Statement beginning April 1, 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB, issued FAS No. 141 (revised 2007), Business Combinations.’This Statement replaces FASB Statement No. 141, Business Combinations, but retains the fundamental requirements in Statement 141.  This Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this statement is the same as that of the related FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements.  The Company will adopt this statement beginning April 1, 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of FASB Statement No. 115.  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. SFAS No. 159 is effective as of the beginning of an entities first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157 Fair Value Measurements.  The Company will adopt SFAS No. 159 beginning April 1, 2008 and is currently evaluating the potential impact the adoption of this pronouncement will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company will adopt this statement April 1, 2008, and it is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

Results of Operations

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

	Three Months Ended
			Increase
	6/30/08	6/30/07	(Decrease)%

Statements of Operations:
Net sales	$1,394,358	$1,126,991	$267,367	23.7%
Cost of goods sold	819,711	536,604	283,107	52.8%
% of net sales	59%	48%	11%	23.5%
Gross profit	574,647	590,387	(15,740)	-2.7%
% of net sales	41%	52%	-11%	-21.3%
Operating expenses
General and administrative	605,472	646,509	(41,037)	-6.3%
Payroll expense	372,190	356,497	15,693	4.4%
Consulting expense	345,761	251,524	94,237	37.5%
Total operating expenses	1,323,423	1,254,530	68,893	5.5%
Interest expense	(690)	(1,327)	(637)	-48.0%
Settlement income	1,785,000	-	1,785,000	NM
Other income	7,742	6,944	798	11.5%
Provision for (benefit from) taxes	456,200	(223,000)	(679,200)	NM
Net income (loss)	587,076	(435,526)	1,022,602	NM
Net income (loss) per share basic	0.05	(0.04)	0.09	NM

Net Sales

Net sales for the quarter ended June 30, 2008 increased $267,367, a 23.7% increase, to $1,394,358 compared to $1,126,991 for the quarter ended June 30, 2007. The primary reason for the sales increase was attributed to increased sales to a distributor of our raw material. Sales of our own branded product, Inflame Away, that identifies Celadrin® as its marquee ingredient, continued to increase but was offset by product rebates and giveaways in support of marketing InflameAway through retail distribution channels. In addition, sales of our weight loss product increased during the first fiscal quarter. We anticipate, the new marketing program coupled with additional distribution agreements to wholesale and multi-level marketing customers to result in improved sales during the balance of our current fiscal year.

Cost of Goods Sold

Cost of goods sold as a percentage of net sales increased from 48% for the quarter ended June 30, 2007 to 59% for the quarter ended June 30, 2008. This increase was primarily due to the costs associated with the rebate and giveaway marketing strategy discussed above which resulted in InflameAway product being provided at no cost to the eventual customer. Rebate and giveaway programs are customary in the mass market distribution channel. We anticipate levels of promotional activities used to launch the awareness of InflameAway will be reduced in the future.

General and Administrative

General and administrative expenses decreased by $41,037, a 6.3% decrease, to $605,472 for the quarter ended June 30, 2008 from $646,509 for the quarter ended June 30, 2007. The primary reasons for the decrease were an approximate $73,000 decrease in advertising expenses related to the launch of InflameAway offset by an increase in expenses related to clinical research studies and travel expenses. We anticipate continued increases in general and administrative expenses as a result of increasing our advertising campaign for our Inflame Away product and an increase in clinical research studies.

Payroll Expense

Payroll expense increased to $372,190 for the quarter ended June 30, 2008, an increase of 4.4% or $15,693, compared to $356,497 for the quarter ended June 30, 2007. This increase was a result of normal salary increases.

Consulting Expenses

Consulting expenses increased to $345,761 for the quarter ended June 30, 2008, an increase of 37.5% or $94,237 compared to $251,524 for the quarter ended June 30, 2007. This increase was a result of increased litigation expenses related to the settlement of a potential trademark infringement case coupled with increased audit fees related to requirements to include management’s assessment of internal controls in financial statements. We anticipate consulting fees to decrease since litigation has been successfully concluded.

Settlement Income

During the quarter ended June 30, 2008, we received $2,100,000 ($1,785,000 after costs) as a result of entering into a settlement agreement with a company we alleged was infringing on the Celadrin trademark. In addition, we entered into a supply agreement with the same company whereby we will provide Celadrin for use in their products.

Provision for Income Taxes

As a result of income for the quarter ended June 30, 2008, an income tax expense of $456,200 was recognized during the current quarter compared to $223,000 of income tax benefit being recognized during the quarter ended June 30, 2007.

Capital Resources

Working Capital
			Increase
	6/30/08	3/31/08	(Decrease)

Current assets	$5,121,928	$4,012,527	$1,109,401
Current liabilities	1,380,951	929,300	451,651
Working capital	$3,740,977	$3,083,227	$657,750

Long-term debt	$-	$2,980	$(2,980)

Stockholders' equity	$4,116,334	$3,452,592	$663,742

Statements of Cash Flows Select Information
	Three Months Ended		Increase
	6/30/08	6/30/07	(Decrease)
Net cash provided by (used in):
Operating activities	$1,074,111	$632,085	$442,026
Investing activities	$-	$(12,840)	$12,840
Financing activities	$(31,410)	$(32,658)	$1,248

Balance Sheet Select Information
			Increase
	6/30/08	3/31/08	(Decrease)

Cash and cash equivalients	$2,065,256	$1,022,555	$1,042,701

Accounts receivable, net	$1,249,603	$765,492	$484,111

Inventories, net	$1,246,851	$1,109,845	$137,006

Accounts payable and accrued expenses	$1,089,388	$785,625	$303,763

Liquidity

We have historically financed our operations internally and through debt and equity financings. At June 30, 2008, we had cash holdings of $2,065,256, an increase of $1,042,701 compared to March 31, 2008. Our net working capital position at June 30, 2008, was $3,740,977 compared to $3,083,227 as of March 31, 2008. We have initiated a direct mass market strategy with our own product, Inflame Away. Although, a significant portion of our working capital may be needed to implement this strategy, we believe that our cash position is sufficient to fund our operating activities for at least the next 12 months.

New Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirement for FASB Statement No. 133, “Derivative Instruments and Hedging Activities” (“SFAS No. 133”). It requires enhanced disclosure about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations, and (iii) how derivative instruments and related hedge items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for the Company as of April 1, 2009. The Company is currently assessing the impact of SFAS 161 on its consolidated financial position and results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of FSP 142-3 on its consolidated financial position and results of operations.

BUSINESS

Our Business

We develop, formulate and market over-the-counter, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies which we request and are offered through multiple channels of distribution including direct sales to the mass market through retailers, direct marketing companies, medical, health and nutritional professionals, medical newsletters and direct response radio and television.

A key part of our marketing strategy is to provide a "turnkey" approach to the marketing and distribution of our products. Our "turnkey" approach provides:

•	Specific product formulations requested by our customers;

•	Scientific studies to support claims made for our products;

•	Assistance in complying with U.S. laws and regulations;

•	Assistance in obtaining foreign country regulatory approval for sale of our products;

•	Marketing materials and marketing assistance to support product sales; and

•	Manufacture of products with delivery directly to the customer.

Following development of a new product, and on behalf of our customers, we:

•	Conduct and complete any scientific studies necessary for regulatory compliance;

•	Arrange for the manufacture of finished products to our specifications; and

•	Develop marketing tools and plans to promote product sales, including labels and graphic designs, promotional brochures and providing speakers to promote the products.

Our management and key personnel have many years experience in developing and selling nutritional products to domestic and international marketers, including direct marketers, health food stores and mass market merchandisers.

Our largest customers accounted for 29% and 16% for the year ended March 31, 2008 and 23% and 15% of our net sales for the year ended March 31, 2007.

Our Strategy

We are a developer, formulator and supplier of natural-based products, designed to enhance human and animal health. We develop, formulate over-the-counter topical creams, nutritional and skin care products marketed globally through multiple channels of distribution. Our strategy involves:

•  Continuing to develop innovative and proprietary nutritional and skin care products;

•  Continuing to offer "turnkey" services, including product development, regulatory compliance, manufacturing and marketing services, to assist our customers in quickly bringing new products to market;

•  Marketing our products internationally by assisting our customers in registering their products for sale in foreign countries.

To date, we have completed the registration of over 25 products in foreign countries, including Japan, Australia, Norway, Venezuela, Germany, India and Canada. Most of the products registered contain our proprietary Celadrin® compound.

Industry Overview

The dietary supplement industry is highly diversified and intensely competitive. It includes companies that manufacture, distribute and sell products that are generally intended to supplement our daily diets with nutrients that may enhance the body's performance and well-being. Dietary supplements include vitamins, minerals, herbs, botanicals, amino acids and compounds. Specific statutory provisions governing the dietary supplement industry were codified in the Dietary Supplement Health and Education Act. This act provides new statutory protections for dietary supplements and allows for statements that inform consumers of the effect dietary supplements have upon the structure or functions of the body.

We expect that the following factors will contribute to the ongoing growth of the domestic nutritional supplement industry:

•   The aging of the American population, which is likely to cause increased consumption of nutritional supplements;

•   New product introductions in response to new research supporting the positive health effects of certain nutrients;

•   The nationwide trend toward preventative medicine resulting from rising health care costs;

•   Increased consumer interest in alternative health products such as herb-based nutritional supplements;

•   A heightened awareness of the connection between diet and health.

Nutritional supplements are sold primarily through:

•   Mass market retailers, including mass merchandisers, drug stores, supermarkets and discount stores;

•   Health food stores;

•   Mail order companies; and

•   Direct sales organizations, including network marketing companies.

Products

We offer a variety of specialized proprietary nutritional formulations, over-the-counter topical creams, and skin care products. Since beginning operations in February 1999, we have developed and sold over 90 products and formulations to businesses and organizations that market these products through multiple channels of distribution, including direct selling, sales to mass market retailers, direct response radio, nutritional newsletters and medical care professionals. Our product formulations may be developed by our customers, co-developed by us and our customers or developed exclusively by us for the customer.

Our leading product is Celadrin®, a nutritional supplement compound comprised of a complex of fatty acid esters which plays a role in human and animal joint health and scientifically supported by our clinical studies. For the year ended March 31, 2008, approximately 74% of our revenue, was generated from the sale of various formulations containing Celadrin®. We offer Celadrin® as part of a formulated branded or private label product and also as a branded ingredient to be used by our wholesale customers in their own product formulations.

A number of safety and efficacy studies have been conducted on Celadrin®'s principal composition, cetylated fatty acids. Studies have been presented at international scientific conferences, with two studies having been published in the Journal of Rheumatology and one study published in the Journal of Strength and Conditioning Research. We are continuing research to determine Celadrin®'s effects on the body, including any role it may play in providing support for the normal functioning of muscles and joints. We produce a wide range of formulas using the Celadrin® compounds and market these formulations through multiple distribution channels. Our wholesale customers resell Celadrin® and other formulated products under their own labels and trade names. We do not own or have any ownership interest in the labels or trade names under which these products are sold. Using multiple manufacturing processes to produce Celadrin®, we offer the product to our customers in soft gel capsule, tablet, two-piece capsules and topical cream forms.

In January 2005 our Celadrin® compound was approved by the government of India as a prescription drug for treating joint pain. Previously, in August 2002 we entered into an exclusive purchase and supply agreement with Cymbiotics to distribute Celadrin® to hospitals and clinics in India and certain other countries. The agreement expired on December 31, 2005 and was replaced by a letter agreement in February 2006.

In June 2004 we entered into an agreement with Proprietary Nutritionals Inc. to globally promote and market our Celadrin® compound on a non-exclusive basis throughout the world, except India and China. In 2007, we renegotiated and extended the agreement.

We use paid consultants who are medical doctors, scientific research consultants, independent scientific researchers and laboratories and universities to assist us in the development and testing of our products. We believe Celadrin® will continue to be our principal compound. We intend to expand the number of customers who use this compound in formulas and to develop other formulas for new customers.

In addition to Celadrin®, which we sell in many formulations including an oral product, a cream, and as a pet product, we have also developed other natural based products designed to address specific health issues, including compounds and formulations involving a proprietary blend of fruit and vegetable extracts which represented approximately 12% of our sales and a weight loss product which represented approximately 13% of our sales for the year ended March 31, 2008.

We also are at the early stage of developing therapies for the treatment of inflammatory conditions, such as periodontal disease. We have conducted in-vivo and in-vitro efficacy and safety studies on our drug compound for the treatment of gum disease including periodontitis.

Raw Materials and Manufacturing

We develop and formulate proprietary, natural based, nutritional supplements, over-the-counter topical creams and skin care products but do not manufacture any of these products. We currently purchase ingredients from suppliers for delivery to manufacturers chosen by us. We have an agreement with our sole supplier of Celadrin® to purchase sufficient quantities of the compound to meet our anticipated needs through January 2012. We believe this agreement can be extended although we can give no such assurance. All other ingredients can be obtained from a number of suppliers, although the loss of any supplier could adversely affect our business.

We use a number of manufacturers to combine ingredients furnished by our suppliers into our nutritional and skin care products. By outsourcing product manufacture, we eliminate the capital required to manufacture our own products and increase the flexibility of our manufacturing resources. We have written confidentiality and exclusivity agreements with key manufacturers and believe suitable replacement manufacturers are available. However, the loss of a manufacturer could adversely affect our business.

Marketing and Distribution.

We market our products to customers in multiple channels of distribution. Our marketing strategy consists of:

•   Continuing to offer our proprietary products to existing customers while seeking new customers, emphasizing those engaged in the direct selling and mass marketing of nutraceutical supplements and other nutraceutical products;

•   Continuing to assist our customers in designing new nutritional, topical, and skin care products using our formulations;

•   Continuing to design marketing materials, provide marketing spokespersons and offering other value added services to assist customers in expanding their sales of our product;

•   Developing and offering new products to direct marketing and mass marketing companies;

•   Offering products for distribution through medical and nutritional oriented professionals;

•   Offering products for distribution through direct response radio and television.

We will continue to offer our customers a turn key approach to their product needs. This approach emphasizes providing the customer with the support necessary to allow them to sell our products, including providing the scientific studies required by U.S. and foreign regulators, tailoring our product formulations specifically for each customer, obtaining approvals in foreign countries for our customers to market there, providing full marketing support for the products, including product information, product descriptions and speakers to discuss products at customer conventions and seminars and arranging for manufacture and shipment of the products according to customer instructions.

Approximate sales by principal geographic area (as a percentage of sales) for fiscal years ended March 31 were as follows:

	2008	2007

Domestic sales	88.2%	96.9%

Foreign sales:
Canada	10.4	0.5
India	0.9	2.2
Australia	0.5	0.3
Taiwan	-	0.1
Total foreign sales	11.8	3.1

Total sales	100.0%	100.0%

All of our operating assets are located within the United States. While sales to certain geographic areas generally vary from year to year, we do not expect that changes in the geographic composition of sales will have a material adverse effect on operations.

Competition

The nutritional supplement and skin care industries are large and intensely competitive. We compete generally with companies that manufacture and market competitive nutritional products in each of our product lines, including companies such as Twin Labs, Weider Nutrition, IVC Industries and Perrigo. We also compete with companies that supply nutritional products to direct distribution companies, such as Leiner Health, Natural Alternatives and Vitatech. We also compete with companies that develop and sell skin care products, such as West Coast Cosmetics, CA Botana and Cosmetic Products International.

Competitive factors in the nutritional supplement and skin care markets include product effectiveness, scientific validation, proprietary formulations, price, quality of products, reliability of product delivery and marketing services offered to customers. We believe we compete favorably with respect to each of these factors. Nevertheless, most of our competitors have longer operating histories, wider product offerings, greater name recognition and financial resources than do we. However, we believe our turnkey approach of offering our customers significant regulatory and marketing support, as well as unique, scientifically validated products, improves our competitive position.

Government Regulation

In both the United States and foreign markets, we are subject to extensive laws and governmental regulations at the federal, state and local levels. For example, we are subject, directly or indirectly, to regulations pertaining to:

•   Dietary ingredients;

•   The manufacturing, packaging, labeling, promotion, distribution, importation, sale and storage of our products;

•   Product claims, labeling and advertising (including direct claims and advertising by us as well as claims in labeling and advertising by others, for which we may be held responsible);

•   Transfer pricing and similar regulations that affect the level of foreign taxable income and customs duties; and

•   Taxation, which in some instances may impose an obligation on us to collect taxes and maintain appropriate records.

The dietary ingredients, manufacturing, packaging, storing, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by one or more governmental agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the Department of Agriculture, the Department of Customs, the Patent and Trademark Office, and the Environmental Protection Agency. Our activities are, or may be, regulated by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and/or sold. The FDA, in particular, regulates the ingredients, manufacture, packaging, storage, labeling, promotion, distribution and sale of foods, dietary supplements and over-the-counter drugs, such as those we distribute. We and our suppliers are required by FDA regulations to meet relevant current good manufacturing practice guidelines for the preparation, packing and storage of foods and drugs. The FDA has also published proposed rules for the establishment of good manufacturing practices for dietary supplements, but it has not yet issued a proposal rule. The FDA conducts unannounced inspections of companies that manufacture, distribute and sell dietary supplements, issues warning letters for rule violations found during these inspections and refers matters to the U.S. Attorney and Justice Department for prosecution under the Federal Food, Drug and Cosmetic Act. There can be no assurance that the FDA will not question our labeling or other operations in the future.

The Dietary Supplement Health and Education Act revised the provisions governing dietary ingredients and labeling of dietary supplements. The legislation created a new statutory class of "dietary supplements." This new class includes vitamins, minerals, herbs, botanicals, other dietary substances to supplement the daily diet, and concentrates, metabolites, constituents, extracts and combinations thereof. The legislation requires no federal pre-market approval for the sale of dietary ingredients that were on the market before October 15, 1994. Since cetylated fatty acids, the primary ingredient in Celadrin®, was on the market prior to October 15, 1994, we have not been required to provide the FDA with any proof as to safety or efficacy of Celadrin®. Dietary ingredients first marketed after October 15, 1994 may not be distributed or marketed in interstate commerce unless:

•   The manufacturer has proof that the dietary ingredient has been present in the food supply as an article used for food and in a form in which the food has not been chemically altered, or

•   The manufacturer supplies the FDA with proof to the FDA's satisfaction of the dietary ingredient's safety.

Manufacturers and distributors of dietary supplements may include statements of nutritional support, including structure and function claims, on labels and in advertising if:

•   The claims are corroborated by "competent and reliable scientific evidence" consistent with FTC standards for advertising review;

•   The claims for labels and labeling are filed in a certified notice with the FDA no later than 30 days after first market use of the claims;

•   The manufacturer retains substantiation that the claims are truthful and non-misleading;

•   Each claim on labels and in labeling is cross-referenced by an asterisk to a mandatory FDA disclaimer.

The majority of the products marketed, or proposed to be marketed, by us are classified as dietary supplements. In September 1997, the FDA issued regulations governing the labeling and marketing of dietary supplement products. The regulations cover:

•   The identification of dietary supplements and their nutrition and ingredient labeling;

•   The terminology to be used for nutrient content claims, health claims and statements of nutritional support, including structure and function claims;

•   Labeling requirements for dietary supplements for which "high potency" and "antioxidant" claims are made;

•   Notification procedures for statements of nutritional support, including structure and function claims, on dietary supplement labels and in their labeling;

•   Pre-market notification procedures for new dietary ingredients in dietary supplements.

Dietary supplements are subject to federal laws dealing with drugs and regulations imposed by the FDA. Those laws regulate, among other things, health claims, ingredient labeling and nutrition content claims characterizing the level of nutrient in the product. They also prohibit the use of any health claim for dietary supplements, unless the health claim is supported by significant scientific agreement and is pre-approved by the FDA. A federal court has ruled that the FDA must authorize health claims presented to the agency in health claims petitions unless they are inherently misleading and must rely on disclaimers to eliminate any potentially misleading connotation conveyed by a claim. The court also held that even claims not supported by significant scientific agreement must be allowed if disclaimers can correct misleading connotations.

Prior to permitting sales of our products in foreign markets, we may be required to obtain an approval, license or certification from the country's ministry of health or comparable agency. The approval process generally would require us to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. These approvals may be conditioned on reformulation of our products or may be unavailable with respect to certain products or certain ingredients. We must also comply with product labeling and packaging regulations that vary from country to country.

The Federal Trade Commission, which exercises jurisdiction over the marketing practices and advertising of products similar to those we offer, has in the past several years instituted enforcement actions against several dietary supplement companies for deceptive marketing and advertising practices. These enforcement actions have frequently resulted in consent orders and agreements. In certain instances, these actions have resulted in the imposition of monetary redress requirements. Importantly, the commission requires that "competent and reliable scientific evidence" corroborate each claim of health benefit made in advertising before the advertising is first made. A failure to have that evidence on hand at the time an advertisement is first made violates federal law. While we have not been the subject to enforcement action for the advertising of its products, there can be no assurance that this agency will not question our advertising or other operations in the future.

We believe we are in compliance with all material government regulations which apply to our products. However, we are unable to predict the nature of any future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These future changes could, however, require the reformulation or elimination of certain products; imposition of additional record keeping and documentation requirements; imposition of new federal reporting and application requirements; modified methods of importing, manufacturing, storing or distributing certain products; and expanded or different labeling and substantiation requirements for certain products and ingredients. Any or all of these requirements could harm our business.

Trademarks and Patents

We received a trademark for "Celadrin" in February 2002.

In March 2003 we filed a patent application for Genepril, seeking approval of claims for the prevention and treatment of various types of arthritis and other inflammatory joint diseases, as well as periodontal, psoriasis, lupus and cardiovascular conditions. In June 2005 we received notification that the application had been approved and that a patent could be issued. Subsequent to the notification, we requested additional claims be added to the application. Accordingly, the patent office is continuing its review of our application. There can be no assurance that others may not develop compounds superior to Genepril.

Employees

At March 31, 2008, we had seven full-time employees and four part-time consultants, including our executive officers.

Facilities

We conduct our corporate functions and manufacturing, product development, sales and marketing activities in San Diego, California. We rent 5,426 square feet of office space at 10845 Rancho Bernardo Road, Suite 105, San Diego, California 92127 under a seven-year lease ending December 2012 for a monthly rent ranging from a current level of $11,044 increasing annually to $12,673 for the seventh year. The average monthly rent for the seven-year period is $11,212. In addition we rent 4,575 square feet of distribution and storage space at 1420 Decision Street, Suite B, Vista, California 92083 under a three-year lease ending August 31, 2009 for a monthly rent of $3,889. This space is intended to meet our needs for the foreseeable future.

Litigation

We are not aware of any legal proceedings, pending or threatened, to which we are a party.

MANAGEMENT

Directors and Executive Officers

The following table and biographical summaries set forth information, including principal occupations and business experience, about our directors and the executive officer at June 30, 2008:

Name	Age	Position

William P. Spencer	56	Chief Executive Officer, President and Director
Debra L. Spencer	56	Secretary, Treasurer and Director
Lowell W. Giffhorn	61	Chief Financial Officer
Derek C. Boosey	66	Vice President—International
Jeffrey G. McGonegal	57	Director
Robert Burg	51	Director
Barry S. King	62	Director

Biographical Information

William P. Spencer has served as a director and has been our president since January 1999. From January 1986 to December 1996 he served as chief operating officer, chief financial officer and executive vice-president of Natural Alternatives International, Inc., a company engaged in the formulation and production of encapsulated vitamins and nutrients. He was president of NAI from December 1996 to October 1998 and was a director from January 1986 to October 1998. From 1976 to 1988 he was a regional vice president for San Diego Trust and Savings Bank. Mr. Spencer earned a B.S. degree in finance and an MBA degree from San Diego State University.

Debra L. Spencer has served as a director and has been our secretary since March 1999 and served as our treasurer from March 1999 to July 2005. Her responsibilities also include product label copy and graphic design in compliance with FDA regulations as well as developing marketing materials for our private label products. From 1970 to 1981 she was an Executive Assistant to the Vice President of a local San Diego bank. She was a homemaker from 1981 to 1987. From 1987 to 1993 she served as vice president, secretary and treasurer for Vitamin Direct, Inc., a consumer mail order vitamin company.

Derek C. Boosey has served as our vice-president—international since September 1999. From 1994 to September 1999, he was new business manager for National Alternatives International, Inc., and from 1990 to 1994 was director of marketing for Athletics Canada. From 1984 to 1990, Mr. Boosey was a technical advisor to the Korean Ministry of Sports and a sports and marketing consultant for MKC International. He earned degrees in physical education from Keele University (England) and Opu University (England) and is the Senior Olympics world record holder in the triple jump in the age 55 to 60 class.

Barry S. King joined our board in 2003. He was the Director of Marketing for the United States Olympic Committee from 1987 to 2002. Since 2002, Mr. King has been the Vice President and General Manager of Triactive America. Mr. King graduated with a B.A. degree from the University of Colorado in 1969.

Lowell W. Giffhorn has served as our Chief Financial Officer since July 2005. Since October 2005, Mr. Giffhorn also has served as the Chief Financial Officer and, since December 2005, has served on the board of directors of Brendan Technologies, Inc., a publicly held company that provides computer software to the pharmaceutical and life science industries. From November 1996 to June 2005, Mr. Giffhorn was the Chief Financial Officer of Patriot Scientific Corp., a publicly held semiconductor and intellectual property company. From June 1992 to August 1996 and from September 1987 to June 1990 he was the CFO of Sym-Tek Systems, Inc. and Vice President of Finance for its successor, Sym-Tek Inc., a supplier of capital equipment to the semiconductor industry. Mr. Giffhorn obtained a M.B.A. degree from National University in 1976 and he obtained a B.S. in Accountancy from the University of Illinois in 1969. Mr. Giffhorn is also a director and chairman of the audit committee of DND Technologies, Inc., a publicly held company. Mr. Giffhorn devotes approximately 50% of his time to our affairs.

Jeffrey G. McGonegal joined our board in 2005. He also serves as the chief financial officer of AspenBio Pharma, Inc., a publicly-held biomedical company and of Security with Advanced Technology, Inc., a publicly held security products and services company and as senior vice president — finance of Cambridge Holdings, a publicly-held real estate and business development firm with limited activities, and since 1997, Mr. McGonegal has served as managing director of McGonegal and Co., a company engaged in providing accounting and business consulting services. From 1974 to 1997, he was an accountant with BDO Seidman LLP. While at BDO Seidman, Mr. McGonegal served as managing partner of the Denver, Colorado office. Until April 2007, following its sale he was also a member of the board of directors of Applied Medical Devices, Inc., a publicly-held shell company. Mr. McGonegal received a B.A. degree in accounting from Florida State University and he is a certified public accountant licensed in Colorado.

Robert Burg joined our board in 2005. Since 1998, Mr. Burg has been the owner of The Burg Group, a business development company based in the sports industry. From 1992 to 1998, Mr. Burg held several executive level positions, including President from 1995 to 1998, with Royal Grip, Inc., a publicly traded company that designed and distributed golf club grips and athletic headware. He received a B.A. degree in Business from Western State College in 1977.

William P. Spencer and Debra L. Spencer are married to each other.

Significant Employees and Consultants

Robert L. Hesslink, Jr. Sc.D., Director of Research and Development, coordinates and evaluates clinical research conducted on our products. Dr. Hesslink received his Doctorate of Science from the Department of Health Sciences at Boston University in 1987. Following his 1986 commission into the U.S. Navy Medical Services Corp., he was stationed at the Naval Medical Research Institute, Bethesda, MD from 1986 to 1990. During his tenure, Dr. Hesslink published research pertaining to cold water immersion and cold habituation in the Journal of Applied Physiology and the American Journal of Physiology. Dr. Hesslink has consulted for national and international companies on research projects directed at applied nutrition and physiology since 1990. He has coordinated over 20 studies in the last three years for academic institutions, including the University of Maryland School of Medicine, University of California, San Diego, Department of Animal Sciences, Ball State University, Human Performance Laboratory, University of Utah, Division of Food Sciences and Nutrition and the Uniform Services University of Health Sciences, Department of Military Medicine.

Executive Compensation

There is shown below information concerning the compensation of our principal executive officer and the most highly compensated executive officers whose total compensation exceeded $100,000 (each a “Named Officer”) for the fiscal years ended March 31, 2008 and 2007.

SUMMARY COMPENSATION TABLE

Name and	Fiscal			Option	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Compensation ($)	Total ($)
[a]	[b]	[c]	[d]	[f]	[i]	[j]
William P. Spencer	2008	$178,956	$30,500	$20,000	$9,903	$239,359
President, CEO and Director	2007	$174,386	$39,000	-	$9,903	$223,289

The amount included in other compensation during the year ended March 31, 2008, is a car allowance paid to Mr. Spencer. We estimate the fair value of the option issued to Mr. Spencer at the issuance date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for those options issued during the year ended March 31, 2008: dividend yield of zero percent; expected volatility of 71%, risk-free interest rates of 4.55%; and expected life of 5 years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number	Number	Option	Option
	of	of	Exercise	Expiration
	Securities	Securities	Price	Date
	Underlying	Underlying	($)
	Unexercised	Unexercised
	Options	Options
	(#)	(#)
	Exercisable	Unexercisable
[a]	[b]	[c]	[e]	[f]
William P. Spencer	25,000	-	$2.00	Aug. 21, 2010
President, CEO and	60,000	-	$1.95	July 1, 2010
Director	12,500	12,500	$1.30	May 8, 2012

Employment Contracts

We do not have employment contracts with any of our executive officers.

DIRECTOR COMPENSATION

Name	Fees	Option	All Other	Total
	Earned	Awards	Compensation	($)
	or	($)	($)
	Paid In
	Cash
	($)
[a]	[b]	(d)	[g]	[h]
Debra Spencer	$-	$20,000	$86,371	$106,371
Jeffrey McGonegal	$10,000	$16,000	$-	$26,000
Barry King	$4,800	$12,000	$-	$16,800
Robert Burg	$7,500	$16,000	$-	$23,500

Mrs. Spencer is an employee and director of ours. The amount reflected as other compensation is the amount she was paid as an employee. She received no compensation for being a director.

We estimate the fair value of the options issued to our directors at the issuance date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for those options issued during the year ended March 31, 2008: dividend yield of zero percent; expected volatility of 71%, risk-free interest rates of 4.55%; and expected life of 5 years.

Stock Option Plan

In August 2000 we adopted a Stock Option Plan, which we refer to as the “Plan,” which provides for the grant of stock options intended to qualify as “incentive stock options” and “nonqualified stock options” (collectively “stock options”) within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the “Code”). Stock options may be issued to any of our officers, directors, key employees or consultants.

Under the Plan, we have reserved 1,500,000 shares underlying stock options for issuance, of which 1,249,000 options have been granted to executive officers, employees and consultants at prices ranging from $.65 to $2.00 per share. The Plan is administered by the full Board of Directors, who determine which individuals shall received stock options, the time period during which the stock options may be exercised, the number of shares of common stock that may be purchased under each stock option and the stock option price.

The per share exercise price of incentive stock options may not be less than the fair market value of the common stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the common stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of incentive stock options will not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the common stock subject to the stock option on the date of grant.

No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Except as otherwise determined by the Board of Directors, stock options may be exercised only if the stock option holder remains continuously associated with us from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan may not be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding. No stock options will be granted by us at an exercise price less than 85% of the fair market value of the stock underlying the option on the date the option is granted.

Liability and Indemnification of Officers and Directors

Our Articles of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

•	A breach of the director’s duty of loyalty to our company or our stockholders;

•	Acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or

•	Transactions from which the director derived an improper personal benefit.

Our Articles of Incorporation require us to indemnify all persons whom we may indemnify pursuant to Nevada law to the full extent permitted by Nevada law.

Our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

The following table sets forth certain information concerning our common stock ownership as of June 25, 2008, by (1) each person who is known by us to be the beneficial owner of more than five percent of our common stock; (2) each of our executive officers and directors; and (3) all of our directors and executive officers as a group. The address of each such stockholder is in care of us at 10845 Rancho Bernardo Road, Suite 105, San Diego, California 92127.

Name of Beneficial Owner	Amount of Benefical	Percent of
	Ownership (1)(2)	Ownership

William P.and Debra L. Spencer (3)	2,918,000	26.2%
Gary J. McAdam (4)	2,988,108	23.9%
Estate of James Scibelli (5)	901,625	7.8%
Barry S. King (6)	24,000	*
Robert Burg (7)	70,000	*
Jeffrey G. McGonegal (7)	70,000	*
Lowell W. Giffhorn (8)	70,000	*
Derek C. Boosey (9)	225,000	2.0%
All officers and directors as a group (6 persons) (10)	3,377,000	29.3%

* Represents less than 1%

(1)	Reflects amounts as to which the beneficial owner has sole voting power and sole investment power.
(2)	Includes stock options and common stock purchase warrants exercisable within 60 days from the date hereof.
(3)	Comprised of 2,740,000 shares and 178,000 stock options. William P. and Debra Spencer are husband and wife and are deemed to share beneficial ownership of these shares and options.
(4)	Comprised of 1,435,557 shares and 1,552,551 common stock purchase warrants, all of which are owned by entities controlled by Mr. McAdam.
(5)	Includes 370,000 shares and 531,625 common stock purchase warrants, all of which are owned by entities controlled by the estate of Mr. Scibelli.
(6)	Comprised of 24,000 stock options.
(7)	Comprised of 70,000 stock options.
(8)	Comprised of 30,000 shares and 40,000 stock options.
(9)	Comprised of 50,000 shares and 175,000 stock options.
(10)	Comprised of 2,820,000 shares and 557,000 stock options.

Equity Compensation Plan Information

			Number of securities
			remaining available
	Number of securities		for issuance under
	to be issued upon	Weighted average	equity compensaton
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation
plans approved by
security holders	944,000	$1.76	771,000

Equity compensation
plans not approved
by security holders	3,902,957	$1.18	-

Total	4,846,957	$1.30	771,000

Common shares issuable on the exercise of common stock warrants have not been approved by the security holders and, accordingly, have been segregated in the above table.

SELLING STOCKHOLDERS

We have outstanding and are registering by this prospectus an aggregate of 3,110,710 shares of common stock issuable upon exercise of common stock purchase warrants. The warrants are comprised of the following:

•	777,736 Class A warrants exercisable at $0.95 per share issued as consideration for loans advanced to us in 2000;

•	1,530,000 Class B warrants exercisable at $1.05 per share issued as consideration for loans advanced to us in 2000;

•	412,500 Class C warrants exercisable at $1.95 per share, issued as a part of a private placement of our securities in October 2000;

•	100,000 Class D warrants exercisable at $1.70 per share issued for consulting services;

•	250,000 Class E warrants exercisable at $.65 per share issued as additional consideration for a $1,000,000 credit facility; and

•	40,474 warrants exercisable at $0.95 issued to our stockholders of record as of September 14, 2000.

We are registering for resale the common stock underlying all of the above warrants. The Class A, Class B, Class C, Class D and Class E warrants and the 40,474 warrants expire in October 2010.

The following table sets forth the names of the selling stockholders and the number of shares of our common stock underlying the common stock purchase warrants held by each selling stockholder.

The following shares underlying the warrants may be offered from time to time by the selling stockholders named below. The selling stockholders are under no obligation to sell all or any portion of these shares of our common stock. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

We have footnoted below any material relationship between the stockholder and us over the last three years. The address of each selling stockholder is in care of our company at 10845 Rancho Bernardo Road, Suite 105, San Diego, California 92127. Asterisks (*) indicate ownership of less than 1%.

Class A Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
Great Expectations Family Limited Partnership(1)	25,000	395,000	25,000	370,000	3.37%
Fortune Seekers Inc.	11,250	73,125	11,250	61,875	*
Fortune Seekers Inc.	11,750	170,625	11,750	158,875	1.45%
Gulfstream 1998 Irrevocable Trust	37,500	75,000	37,500	37,500	*
GJM Trading Partners, LTD(1)	380,000	1,815,557	380,000	1,435,557	12.66%
Thomas McAdam	20,000	20,000	20,000	0	*
J Paul Consulting Corp.(3)	175,000	175,000	175,000	0	*
GM/CM Family Partners, LTD(1)	50,000	1,485,557	50,000	1,435,557	13.04%
Carol Scibelli, Executor	15,500	385,500	15,500	370,000	3.37%
NFS FBO Rick Boyles	262	262	262	0	*
NFS FBO Paula Kay Boyles	262	262	262	0	*
Gary McAdam TTEE FBO Growth	1,125	1,125	1,125	0	*
Growth Ventures Inc.	87	87	87	0	*
Kearney Holdings LLC	50,000	100,000	50,000	50,000	*
Total Class A Warrants	777,736

Class B Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
GJM Trading Partners, LTD(1)	520,000	1,955,557	520,000	1,435,557	12.50%
Thomas McAdam	20,000	20,000	20,000	0	*
Rae Smolowitz	5,000	5,000	5,000	0	*
Robert McAdam	90,000	90,000	90,000	0	*
Carol Scibelli, Executor	130,000	130,000	130,000	0	*
J Paul Consulting Corp.	75,000	75,000	75,000	0	*
Growth Venture	80,000	80,000	80,000	0	*
Thomas McAdam	10,000	10,000	10,000	0	*
Helen Kaplan	300,000	300,000	300,000	0	*
Robert and Christi Kaplan	300,000	300,000	300,000	0	*
Total Class B Warrants	1,530,000

Class C Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
Gary A. Agron(3)	50,000	50,000	50,000	0	*
Great Expectations Family Ltd. Partnership(1)	75,000	445,000	75,000	370,000	3.35%
Growth Ventures	10,000	10,000	10,000	0	*
Growth Ventures	10,000	110,000	10,000	100,000	*
Growth Ventures	50,000	290,000	50,000	240,000	2.18%
Growth Ventures	25,000	75,000	25,000	50,000	*
R.A. Strahl	5,000	13,000	5,000	8,000	*
Carol Scibelli, Executor	77,500	447,500	77,500	370,000	3.35%
GJM Trading Partners, LTD(1)	90,000	1,525,557	90,000	1,435,557	12.99%
GJM Trading Partners, LTD(1)	20,000	20,000	20,000	0	*
Total Class C Warrants	412,500

Class D Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
Carol Scibelli, Executor	100,000	470,000	100,000	370,000	3.35%
Total Class D Warrants	100,000

Class E Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
GJM Trading Partners, Ltd.(1)	125,000	1,560,557	125,000	1,435,557	12.95%
Carol Scibelli, Executor	125,000	125,000	125,000	0		*
Total Class E Warrants	250,000

Class Paper Warrant Holders

Name	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
Gary McAdam	500	500	0		*
David Cook	42	42	42		*
Clifford Goff	167	167	167		*
Growth Ventures Inc. FBO Thomas A. Forti	10,500	10,500	10500		*
Gary McAdam	26,312	26,312	26,312		*
Growth Ventures Inc.	2,402	2,402	2,402		*
Deane Noirot	250	250	250		*
Karlan Osada	250	250	0		*
Dorthoy Seely	9	9	9		*
Craig and Michelle Tracy	42	42	42		*
Total Stock	40,474

(1)	5% or greater stockholder

(2)	Former 5% stockholder

(3)	Our securities counsel

(4)	Executive officers

(5)	Directors

Plan of Distribution

The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold from time to time in one or more of the following transactions:

•	Block transactions;

•	Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

•	Privately negotiated transactions;

•	Through the writing of options on the shares;

•	Short sales; or

•	Any combination of these transactions.

The sale price to the public in these transactions may be:

•	The market price prevailing at the time of sale;

•	A price related to the prevailing market price;

•	Negotiated prices; or

•	Such other price as the selling stockholders determine from time to time.

In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a post effective amendment to the registration statement of which this prospectus is a part. A post effective amendment is a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

GJM Trading Partners, Ltd., an entity controlled by Gary McAdam, a principal stockholder, holds exclusive rights to market some of our products through certain e-commerce distribution channels.

In January 2005 we entered into a consulting agreement with Business Partners Operations, LLC., a company in which Mr. McAdam is an officer and principal stockholder. Under the agreement, Mr. McAdam provides us with business consulting in the areas of finance and marketing strategies. The agreement calls for us to pay a fee of $6,500 per month and can be terminated by either party with a 30 day notice.

We believe that the above transactions were fair, reasonable and upon terms at least as favorable to us as those we might have obtained from unaffiliated third parties.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

We have 10,960,788 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Warrants and Stock Options

We have an aggregate of 5,176,957 common stock purchase warrants and stock options outstanding, comprised of the following:

•	777,736 Class A warrants exercisable at $0.95 per share issued as consideration for loans advanced to us in 2000;

•	1,530,000 Class B warrants exercisable at $1.05 per share issued as consideration for loans advanced to us in 2000;

•	412,500 Class C warrants exercisable at $1.95 per share, issued as a part of a private placement of our securities in October 2000;

•	100,000 Class D warrants exercisable at $1.70 per share issued for consulting services;

•	1,067,250 Class E warrants exercisable at $.65 to $3.45 per share issued as additional consideration for a $1,000,000 credit facility and for services rendered from 2001-2008;

•	1,249,000 stock options issued to employees, executive officers and consultants; and

•	40,471 warrants exercisable at $0.95 per share to be issued to 11 stockholders of record as of September 14, 2000; and

We are registering for resale the common stock underlying only the warrants which were outstanding as of the original filing of this prospectus. The Class A, Class B, Class C, Class D and Class E and 40,471 warrants expire in October 2010.

Limitation on Liability

Our certificate of incorporation and bylaws provide that a director shall not be personally liable to us or our stockholders for any action taken or any failure to act to the full extent permitted under Nevada law. The effect of this provision is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior. This provision does not limit or eliminate any stockholder or us from seeking non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care or to seek monetary damages for (i) a violation of criminal law, (ii) unlawful payment of dividends or other distribution under Nevada law, (iii) a transaction in which a director derived an improper personal benefit, (iv) willful misconduct, or (v) reckless, malicious or wanton acts.

Dividends

We have not declared any cash dividends on our common stock and do not intend to declare dividends in the foreseeable future. We intend to use our available funds for the development of our business. There are no material restrictions limiting, or likely to limit, our ability to pay dividends on our common stock.

Transfer Agent

Interwest Transfer Co., Inc., Salt Lake City, Utah, is our transfer and warrant agent.

SHARES ELIGIBLE FOR FUTURE SALE

We have 10,960,788 common shares outstanding which are freely tradeable or saleable under Rule 144. We also may have up to 5,176,957 shares outstanding which may be issued upon exercise of our common stock purchase warrants and stock options.

In general, under Rule 144, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate of ours, at least six months previously, may sell such shares subject to manner of sale provisions, notice requirements and the availability of current public information about us, including a person who may be deemed our affiliate, is entitled to sell within any three month period 1% of the then outstanding shares of our common stock.

Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate of ours, at least one year previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

Our financial statements included in this prospectus as of and for the years ended March 31, 2008 and March 31, 2007 have been included in reliance on the report of HJ Associates & Consultants LLP, independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado. Mr. Agron owns 50,000 Class C warrants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a post-effective amendment to our registration statement on Form S-1 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Imagenetix, Inc., and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We are required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549, after payment of fees prescribed by the Securities and Exchange Commission. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Imagenetix, Inc.
San Diego, California

We have audited the consolidated balance sheets of Imagenetix, Inc. and subsidiary as of March 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imagenetix, Inc. and subsidiary as of March 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assertion about the effectiveness of Imagenetix, Inc.'s internal control over financial reporting as of March 31, 2008 included in the accompanying Form 10-KSB and, accordingly, we do not express an opinion thereon.

/S/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
June 23, 2008

Imagenetix, Inc.
Consolidated Balance Sheets

March 31,	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$1,022,555	$958,896
Accounts receivable, net	765,492	1,576,641
Inventories, net	1,109,845	1,284,458
Prepaid expenses and other current assets	252,138	384,217
Income tax receivable	-	269,140
Deferred tax asset	862,497	109,797

Total current assets	4,012,527	4,583,149

Property and equipment, net	112,190	125,456
Long-term prepaid expenses	42,000	-
Other assets	218,155	551,998

Total Assets	$4,384,872	$5,260,603

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$713,324	$368,089
Accrued liabilities	72,301	64,265
Customer deposits	63,216	136,645
Contract payable	46,200	49,970
Short term license payable	34,259	31,633

Total current liabilities	929,300	650,602

Long term license payable	2,980	37,239

Total Liabilities	932,280	687,841

Stockholders' equity
Preferred stock, $.001 par value; 5,000,000 shares authorized: none outstanding	-	-
Common stock, $.001par value; 50,000,000 shares authorized: 10,960,788 and 10,871,400 issued and outstanding at March 31, 2008 and 2007, respectively	10,960	10,871
Capital in excess of par value	12,481,407	10,734,945
Accumulated deficit	(9,039,775)	(6,173,054)
Total stockholders' equity	3,452,592	4,572,762
Total Liabilities and Stockholders' Equity	$4,384,872	$5,260,603

See accompanying report of independent registered public accounting firm, summary of accounting policies and notes to consolidated financial statements.

Imagenetix, Inc.
Consolidated Statements of Operation

Years Ended March 31,	2008	2007

Net sales	$5,569,593	$5,596,725

Cost of sales	3,344,034	2,969,002

Gross profit	2,225,559	2,627,723

Operating expenses:
General and administrative	2,456,192	1,407,996
Payroll expense	1,037,775	712,945
Consulting expense	961,349	1,339,515
Operating expenses	4,455,316	3,460,456
Operating (loss)	(2,229,757)	(832,733)
Other income (expense):
Other income	32,182	32,885
Interest expense (Note 6)	(4,367)	(6,791)
Other income (expense)	27,815	26,094
Loss before income taxes	(2,201,942)	(806,639)

Benefits from taxes (Note 10)	(425,300)	(139,000)

Net (loss)	$(1,776,642)	$(667,639)

Basic and diluted (loss) per share	$(0.16)	$(0.06)

See accompanying report of independent registered public accounting firm, summary of accounting polices and notes to consolidated financial statements.

Imagenetix, Inc.
Consolidated Statements of Stockholders' Equity

Years Ended March 31, 2008 and 2007
	Common Stock		Capital in excess	Retained Earnings	Stockholders'
	Shares	Amount	of Par Value	(Deficit)	Equity

Balance, April 1, 2006	10,721,400	10,721	10,342,395	(5,398,019)	4,955,097

Issuance of common stock for services at $.94 per share	150,000	150	140,850	-	141,000
Purchase price of warrants	-	-	1,250	-	1,250
Value of warrants issued	-	-	143,054	-	143,054
Non-cash dividend issued to certain
warrant holders	-	-	107,396	(107,396)	-
Net (loss) for the year ended March 3l, 2007	-	-	-	(667,639)	(667,639)
Balance March 31, 2007	10,871,400	$10,871	$10,734,945	$(6,173,054)	$4,572,762

Warrants exercised at $1.00 to $1.10 per share	89,388	89	90,799	-	90,888
Cash received on extension of warrants	-	-	155,536	-	155,536
Value of stock options and warrants issued	-	-	410,048	-	410,048
Non-cash dividend issued to certain warrant holders	-	-	1,090,079	(1,090,079)	-
Net (loss) for the year ended March 3l, 2008	-	-	-	(1,776,642)	(1,776,642)
Balance March 31, 2008	10,960,788	$10,960	$12,481,407	$(9,039,775)	$3,452,592

See accompanying report of independent registered public accounting firm, summary of accounting policies and notes to consolidated finacial statements.

Imagenetix, Inc.
Consolidated Statements of Cash Flows

Years Ended March 31,	2008	2007
Operating activities:
Net (loss)	$(1,776,642)	$(667,639)
Adjustments to reconcile net (loss) to cash provided (used) by operating activities:
Amortization and depreciation	50,334	41,410
Provision for doubtful accounts	15,000	40,000
Provision for inventory obsolescence	15,454	(61,380)
Non cash expense related to issuance of warrants and stock options	410,048	143,054
Stock issued for services	-	141,000
Change in deferred taxes	(425,300)	(100,497)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	796,149	(805,443)
(Increase) decrease in employee receivable	3,177	2,870
(Increase) decrease in inventory	159,159	518,390
(Increase) decrease in other assets	86,904	(147,591)
Increase (decrease) in accounts payable	345,234	(372,372)
Increase (decrease) in accrued liabilities	8,036	12,316
Increase (decrease) in customer deposits	(73,429)	88,160
Increase (decrease) in income taxes payable	269,140	348,430
Net cash (used in) operating activities	(116,736)	(819,292)
Investing activities:
Acquisition of office equipment and leasehold improvements	(19,014)	(51,838)
Trademarks, patents and infomercial	(11,612)	-
Net cash used in investing activities	(30,626)	(51,838)
Financing activities:
Proceeds from extension of warrants	155,536	-
Proceeds from exercise of warrants	90,888	-
Proceeds from issuance of warrant	-	1,250
Proceed from contracts payable	95,605	102,143
Payments on contracts payable	(99,375)	(52,173)
Payments on patent license financed	(31,633)	(29,210)
Net cash provided by financing activities	211,021	22,010
Net increase (decrease) in cash	63,659	(849,120)
Cash and cash equivalents, beginning of year	958,896	1,808,016
Cash and cash equivalents, end of year	$1,022,555	$958,896

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$4,367	$6,791
Income taxes	$-	$-
Non Cash Investing and Financing Activities:
Non-cash dividend issued to certain warrant holders	$1,090,079	$107,396
Non-cash expense related to issuance of warrants and options	$410,048	$143,054
Stock issued for services	$-	$141,000

See accompanying report of independent registered public accounting firm, summary of accounting policies and notes to consolidated financial statements.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements
March 31, 2008 and 2007

NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The accompanying consolidated financial statements represent the accounts of Imagenetix, Inc. [“Parent”] organized under the laws of the State of Nevada on March 28, 1988; and its subsidiary Imagenetix, Inc [“Subsidiary”] organized under the laws of the state of Colorado on July 26, 1996 and its subsidiary Imagenetix [“Imagenetix CA”] organized under the laws of the State of California on January 7, 1999. We are engaged in the business of developing and marketing nutritional supplements and skin care products primarily in domestic markets.

On March 23, 1999, Subsidiary completed an exchange agreement with Imagenetix CA wherein Subsidiary issued 3,900,000 shares of its common stock in exchange for all of the outstanding common stock of Imagenetix CA. The Acquisition was accounted for as a recapitalization of Imagenetix CA as the shareholders of the Imagenetix CA controlled the combined entity after the acquisition. There was no adjustment to the carrying values of the assets or liabilities of the Subsidiary or Imagenetix CA as a result of the recapitalization.

During October 2000, the Subsidiary entered into a definitive merger agreement and plan of reorganization with Parent. The transaction was accounted for as a recapitalization of the Subsidiary, wherein the Subsidiary became a wholly owned subsidiary of the Parent. After giving effect to the preceding transaction, the parent had 8,550,000 shares of common stock, 3,183,750 warrants, and 525,000 options outstanding. In connection with the reverse acquisition, the Parent changed its name to Imagenetix, Inc.

We have, at the present time, not paid any dividends, and any dividends that may be paid in the future will depend upon our financial requirements and other relevant factors.

Consolidation

All significant intercompany transactions between the Parent, Subsidiary, and Imagenetix CA have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

Cash and Cash Equivalents

For purposes of the financial statements, we consider all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents. At various times throughout the year, we have exceeded federally insured limits.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

Accounts receivable

Accounts receivable are carried at the expected net realizable value. The allowance for doubtful accounts is based on management’s assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. If there were a deterioration of a major customer’s creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of amounts due to us could be overstated, which could have a negative impact on operations.

Inventory

Inventory is carried at the lower of cost or market. Cost is determined by the first-in first-out method. Indirect overhead costs are allocated to inventory.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed over the estimated useful life of three to seven years, except leasehold improvements which are depreciated over the lesser of the remaining lease life or the life of the asset, using the straight-line method. We follow the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-lived Assets." Long-lived assets and certain identifiable intangibles to be held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We continuously evaluate the recoverability of our long-lived assets based on estimated future cash flows and the estimated fair value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

Trademarks and Patents

Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of from 8 to 17 years for patents and 10 years for trademarks. The carrying value of patents and trademarks is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from individual intangible assets is less than its carrying value determined based on the provisions of SFAS No. 144 as discussed above.

Stock Based Compensation

Effective January 1, 2006, we adopted FASB Statement No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the pro forma disclosures previously permitted under SFAS 123R are no longer an alternative to financial statement recognition.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

We have selected the Black-Scholes method of valuation for share-based compensation and have adopted the modified prospective transition method under SFAS 123R, which requires that compensation cost be recorded, as earned, for all unvested stock options outstanding at the beginning of the first quarter of adoption of SFAS 123R. As permitted by SFAS 123R, prior periods have not been restated. The charge is being recognized in non cash compensation, which is included in stock-based compensation expense, on a straight-line basis over the remaining service period after the adoption date based on the options’ original estimate of fair value. Prior to the adoption of SFAS 123R, the Company applied the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” Under this method, compensation cost was recorded only if the market price of the underlying stock on the grant date exceeded the exercise price. As permitted by SFAS 123, the Company elected the disclosure only requirements of SFAS 123. The fair-value based method used to determine historical pro forma amounts under SFAS 123 was similar in most respects to the method used to determine stock-based compensation expense under SFAS 123R.

Revenue Recognition

We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (SAB104), Statement of Financial Accounting Standards No. 48, “Revenue Recognition When Right of Return Exists” (SFAS 48), and Emerging Issues Task Force Abstract (EITF) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products.” SAB 104 requires that four basic criteria be met before revenue can be recognized: 1) there is evidence that an arrangement exists; 2) delivery has occurred; 3) the fee is fixed or determinable; and 4) collectibility is reasonably assured. SFAS 48 states that revenue from sales transactions where the buyer has the right to return the product shall be recognized at the time of sale only if (1) the seller’s price to the buyer is substantially fixed or determinable at the date of sale; (2) the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on  resale of the product; (3) the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product; (4) the buyer acquiring the product for resale has economic substance apart from that provided by the seller; (5) the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer; and (6) the amount of future returns can be reasonably estimated. We recognize revenue upon determination that all criteria for revenue recognition have been met. The criteria are usually met at the time title passes to the customer, which usually occurs upon shipment. Revenue from shipments where title passes upon delivery is deferred until the shipment has been delivered.

We account for payments made to customers in accordance with EITF 01-09, which states that cash consideration (including a sales incentive) given by a vendor to a customer is presumed to be a reduction of the selling prices of the vendor’s products or services and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement, rather than a sales and marketing expense. We have various agreements with customers that provide for discounts and rebates. These agreements are classified as a reduction of revenue. Certain other costs associated with customers that meet the requirements of EITF 01-09 are recorded as sales and marketing expense. Vendor considerations recorded as a reduction of sales were $893,000 and $232,000 for the years ended March 31, 2008 and 2007.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

We guarantee customer satisfaction. Our policy requires the customer to return the unused product to the retailer from whom they originally purchased it. We pay the retailer for the returned product plus a handling cost. We periodically assess the adequacy of this policy and will record a liability as necessary. For the year ended March 31, 2008, there were no returns that would suggest a liability needed to be recorded.

We review gross revenue for estimated returns of private label contract manufacturing products and direct-to-consumer products. The estimated returns are based upon the trailing six months of private label contract manufacturing gross sales and our historical experience for both private label contract manufacturing and direct-to-consumer product returns. However, the estimate for product returns does not reflect the impact of a large product recall resulting from product nonconformance or other factors as such events are not predictable nor is the related economic impact estimable. For the year ended March 31, 2008 there were no returns that would suggest a liability needed to be recorded.

As part of the services we provide to our private label contract manufacturing customers, we may perform, but are not required to perform, certain research and development activities related to the development or improvement of their products. While our customers typically do not pay directly for this service, the cost of this service is included as a component of the price we charge to manufacture and deliver their products.

Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” This statement requires an asset and liability approach for accounting for income taxes (See Note 10).

Earnings Per Share

The computation of earnings per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (See Note 11).

Recently Enacted Accounting Standards

In December 2007, the Financial Accounting Standards Board, or FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.  This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not yet adopted the provisions of SFAS No. 161, but does not expect it to have a material impact on its consolidated financial position, results of operations or cash flows.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

In December 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 110 regarding the use of a "simplified" method, as discussed in SAB No. 107 (SAB 107), in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123 (R), Share-Based Payment.  In particular, the staff indicated in SAB 107 that it will accept a company's election to use the simplified method, regardless of whether the company has sufficient information to make more refined estimates of expected term. At the time SAB 107 was issued, the staff believed that more detailed external information about employee exercise behavior (e.g., employee exercise patterns by industry and/or other categories of companies) would, over time, become readily available to companies. Therefore, the staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. The staff understands that such detailed information about employee exercise behavior may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The Company currently uses the simplified method for “plain vanilla” share options and warrants, and will assess the impact of SAB 110 for fiscal year 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.  This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This statement improves comparability by eliminating that diversity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this statement is the same as that of the related Statement 141 (revised 2007). The Company will adopt this Statement beginning April 1, 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB, issued FAS No. 141 (revised 2007), Business Combinations.’This Statement replaces FASB Statement No. 141, Business Combinations, but retains the fundamental requirements in Statement 141.  This Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this statement is the same as that of the related FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements.  The Company will adopt this statement beginning April 1, 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

In February 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of FASB Statement No. 115.  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. SFAS No. 159 is effective as of the beginning of an entities first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157 Fair Value Measurements.  The Company will adopt SFAS No. 159 beginning April 1, 2008 and is currently evaluating the potential impact the adoption of this pronouncement will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company will adopt this statement April 1, 2008, and it is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 2 – ACCOUNTS RECEIVABLE

Accounts receivable are carried at the expected realizable value. Accounts receivable consisted of the following:

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

	March 31,
	2008	2007

Accounts receivable - trade	$870,492	$1,666,641
Allowance for doubtful accounts	(105,000)	(90,000)

Accounts receivable, net	$765,492	$1,576,641

NOTE 3 – INVENTORY

Inventory consisted of the following:

	March 31,
	2008	2007

Raw materials	$824,807	$797,498
Finished products	295,615	401,895
Boxes, labels, tubes & bottles	139,965	220,153
	1,260,387	1,419,546
Reserve for obsolescence	(150,542)	(135,088)
	$1,109,845	$1,284,458

NOTE 4 - PROPERTY AND EQUIPMENT

The following is a summary of equipment, at cost, less accumulated depreciation:

	March 31,
	2008	2007

Office equipment	$72,632	$66,456
Lease-hold improvements	139,191	126,353
	211,823	192,809

Less accumulated depreciation	99,633	67,353

	$112,190	$125,456

Depreciation expense for the year ended March 31, 2008 and 2007 was $32,280 and $23,956, respectively.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

NOTE 5 – OTHER ASSETS

The following is a summary of other assets included on the face of the balance sheet:

	March 31,
	2008	2007

Trademarks	$13,032	$13,032
Patent	172,965	161,353
Deferred tax asset	87,700	415,100
	273,697	589,485

Less accumulated amortization	55,542	37,487

	$218,155	$551,998

For the year ended March 31, 2008 and 2007 amortization expense was $18,054 and $17,454, respectively. The estimated future amortization expense related to intangible assets as of March 31, 2008 is as follows:

Year Ended March 31.	Amount

2009	19,858
2010	19,858
2011	19,858
2012	19,757
2013 and thereafter	51,124

NOTE 6 -  LICENSE AND ROYALTY PAYABLE

In May, 2005, we entered into an agreement with EHP Products, Inc. acquiring a non-exclusive world-wide license to make, use and sell products relating to Cetyl Myristoleate covered under U.S. Patent No. 5,569,676. The agreement provides for payments of $3,000 per month from May, 2005 through April, 2009, at which time EHP Products, Inc. has agreed to convey ownership of the patent to us.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

As of March 31, 2008 the following obligations were outstanding related to this license:

	As of March 31,
	2008	2007

Patent License and Royalty Payable	$37,239	$68,872

Less current portion	34,259	31,633

Long term license payable	$2,980	$37,239

NOTE 7 – LEASES OBLIGATIONS

Operating Lease

We entered into a seven-year building lease for our office commencing in January 2006 and expiring in December 2012. In addition we entered into a three-year lease for warehouse space commencing in September 2006 and expiring in August 2009. Lease expense for the years ended March 31, 2008 and 2007 amounted to $165,207 and $160,902, respectively. The following is a schedule of minimum annual rental payments for the next five years.

Years ending March 31,

2009	$184,491
2010	158,993
2011	143,206
2012	148,218
2013	114,056
Thereafter	-

Total minimum lease payments	$748,964

NOTE 8 – COMMITMENTS AND CONTINGINCIES

Contingencies

We are involved in litigation from time to time in the normal course of business.

Management believes there are no such claims, which would have a material effect on our financial position.

Other agreements

We routinely enter into contracts and agreements with suppliers, manufacturers, consultants, product marketing, and sales representatives in the normal course of doing business. These agreements can be either short or long term and are normally limited to specific products and marketing opportunities. We are committed to purchase a minimum of $1,680,000 each year through 2012 of the major ingredient in our current products. However, we have in the past entered into waivers, which have eliminated a portion of the purchase commitment.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

NOTE 9 – CAPITAL STOCK

Preferred Stock

We have authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at March 31, 2008.

Common Stock

The Company has authorized 50,000,000 shares of common stock at $.001 par value. At March 31, 2008, the Company had 10,960,788 shares of common stock issued and outstanding.

During the year ended March 31, 2008, we issued 89,388 shares of common stock for proceeds of $90,888. The shares were issued upon shareholders exercising warrants with exercise prices ranging from $1.00 to $1.10 per share.

During the year ended March 31, 2007, we issued 150,000 shares of common stock to one individual in exchange for services he will provide to the company. The services to be performed were valued based on the price of the common stock on the date of issuance, $0.94 per share or $141,000 in the aggregate. This amount is being amortized over 24 months, the life of the contract under which the services are to be provided, as non-cash expense.

Stock Bonus Plan

During the year ended March 31, 2000, our board of directors adopted a stock bonus plan. The plan provides for the granting of awards of up to 724,500 shares of common stock to officers, directors, consultants and employees. Awards under the plan will be granted as determined by the board of directors. As of March 31, 2008, 499,500 shares have been granted under the plan.

Warrants

A summary of the status of the warrants granted under various agreements at March 31, 2008 and 2007, and changes during the years then ended is presented below:

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

	Warrants
		Weighted	Weighted
		Average	Average
		Exercise	Fair
	Shares	Price	Value

Outstanding, April 1, 2006	4,107,100	1.26

Granted	250,000	1.00	$0.57
Outstanding, March 31, 2007	4,357,100	$1.26

Granted	175,000	1.30	$0.80
Exercised	(89,388)	1.02
Cancelled/ Expired	(539,755)	1.59
Outstanding, March 31, 2008	3,902,957	$1.18

Exercisable, March 31, 2007	4,357,100	$1.26
Exercisable, March 31, 2008	3,902,957	$1.18

During the year ended March 31, 2008, we issued warrants to three individuals for services valued at $140,588 which we expensed to general and administrative expenses. We estimated the fair value of each warrant at the issuance date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the year ended March 31, 2008: dividend yield of zero percent; expected volatility of 71%, risk-free interest rates of 4.55%; and expected lives of 5 years.

During the year ended March 31, 2007, we issued warrants to one individual for services valued at $143,054 which we are amortizing to general and administrative expenses over 24 months. We estimated the fair value of each warrant at the issuance date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the year ended March 31, 2007: dividend yield of zero percent; expected volatility of 71%, risk-free interest rates of 4.83%; and expected lives of 5 years.

During the year ended March 31, 2008, we offered warrant holders with warrants scheduled to expire on October 23, 2007, the right to extend their warrants for three additional years in exchange for a warrant extension fee of $0.05 per warrant share, such amount to be reduced from the existing exercise price, and a right for us to call the warrants should our common stock trade at a 20% premium to the revised exercise price for 10 business days. As a result of this offer, 53 warrants with exercise prices ranging from $0.75 to $2.00 totaling 3,110,710 warrant shares were extended until October 23, 2010 at an accumulated fee of $155,536. We determined that the offering was a modification of warrants which were originally issued as part of equity transactions. We calculated the incremental fair value of the modified warrants by using the Black Sholes pricing model and recorded a non-cash dividend of $1,090,079 for the year ended March 31, 2008.  We estimated the fair value of the non-cash dividends declared during the year ended March 31, 2008 by using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of zero percent; expected volatility of 55%; risk free interest rate of 3.09%; and expected lives of 3 years.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

During the year ended March 31, 2007, we extended the expiration date on warrants exercisable for up to 415,375 shares of common stock to October 23, 2007. These warrants were issued in 2000 and 2001 as part of an equity unit sale. By the terms of the warrants, we were to use our best efforts to maintain a registration statement under which the holders could resell the common shares on the exercise of the warrants. Since we failed to maintain a timely registration statement, we decided to extend the expiration date of the warrants. Due to this modification, we recorded non-cash dividends of $107,396 for the year ended March 31, 2007. We estimated the fair value of the non-cash dividends declared during the year ended March 31, 2007 by using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of zero percent; expected volatility of 70% to 72%; risk free interest rate of 4.56% to 4.87%; and expected lives of 13 to 18 months.

A summary of the status of the warrants granted under the various agreements at March 31, 2008, are presented in the table below:

	Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

Warrants

$0.65-0.95	1,068,210	2.56	$0.88	1,068,210	$0.88
$1.00-1.05	1,780,000	2.46	$1.04	1,780,000	$1.04
$1.20-1.70	522,250	2.76	$1.38	522,250	$1.38
$1.95	457,500	2.25	$1.95	457,500	$1.95
$2.33-3.45	74,997	2.17	$2.85	74,997	$2.85
	3,902,957	2.50	$1.18	3,902,957	$1.18

Stock Option Plan

In August 2000 we adopted a Stock Option Plan, which we refer to as the "Plan," which provides for the grant of stock options intended to qualify as "incentive stock options" and "nonqualified stock options" (collectively "stock options") within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Stock options may be issued to any of our officers, directors, key employees or consultants.

Under the Plan, we have reserved 1.5 million shares underlying stock options for issuance, of which 1,139,000 options have been granted to executive officers, employees and consultants at prices ranging from $.86 to $2.00 per share. The Plan is administered by the full Board of Directors, who determine which individuals shall receive stock options, the time period during which the stock options may be exercised, the number of shares of common stock that may be purchased under each stock option and the stock option price.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

The per share exercise price of incentive stock options may not be less than the fair market value of the common stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the common stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of incentive stock options will not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the common stock subject to the stock option on the date of grant.

No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Except as otherwise determined by the Board of Directors, stock options may be exercised only if the stock option holder remains continuously associated with us from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan may not be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee's ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding. No stock options will be granted by us at an exercise price less than 85% of the fair market value of the stock underlying the option on the date the option is granted. During the years ended March 31, 2008 and 2007 there were options granted to purchase up to 350,000 and 0, respectively, shares of common stock and there were no options exercised.

A summary of the status of the options granted under the Company’s 2000 stock option plan and other agreements at March 31, 2008 and 2007, and changes during the years then ended is presented below:

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

	Options
		Weighted	Weighted
		Average	Average
		Exercise	Fair
	Shares	Price	Value

Outstanding, April 1, 2006	1,129,000	$1.74
Granted	-	-	-
Cancelled	-	-
Exercised	-	-
Outstanding, March 31, 2007	1,129,000	$1.74
Granted	350,000	$1.30	$0.80
Cancelled	(535,000)	$1.41
Exercised	-	-
Outstanding, March 31, 2008	944,000	$1.76

Exercisable, March 31, 2007	1,129,000	$1.74
Exercisable, March 31, 2008	769,000	$1.87

A summary of the status of the options granted under the stock option plan and other agreements at March 31, 2008, are presented in the table below:

	Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

Options

$1.30	350,000	4.09	$1.30	175,000	$1.30
$1.95	249,000	2.25	$1.95	249,000	$1.95
$2.00	245,000	2.39	$2.00	245,000	$2.00
$2.35	100,000	2.47	$2.35	100,000	$2.35
	944,000	2.99	$1.76	769,000	$1.87

NOTE 10 - INCOME TAXES

At March 31, 2008 and 2007, the total of all deferred tax assets was approximately $950,197 and $524,897, respectively. There are no deferred tax liabilities for either year.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

The temporary differences gave rise to the following deferred tax asset (liability):

	March 31,
	2008	2007

Excess of financial accounting over tax depreciation	$21,700	$17,100
State income tax benefits	211,597	12,497
Net operating loss carryforward	541,400	-
Allowance for obsolete inventory	60,000	53,800
Allowance for bad debts	41,800	35,800
Valuation of stock options and warrants	66,000	398,000
Vacation accrual	7,700	7,700
Net deferred tax asset	$950,197	$524,897

The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to our effective rate is as follows for the year ended:

March 31,	2008	2007

Federal income tax expense computed at the Federal statutory rate	$(748,700)	$(274,300)
State income tax expense net of Federal benefit	(153,100)	(46,300)
Other- permanent differences	476,500	4,500
Other	-	177,100

Income tax expense (benefit)	$(425,300)	$(139,000)

The components of federal income tax (benefit) expense from continuing operations consisted of the following for the year ended:

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

	March 31,
	2008	2007

Current income tax expense:
Federal	$-	$(97,300)
State	-	-

Net current tax expense	$-	$(97,300)

Deferred tax expense (benefit) resulted from:
Excess of financial accounting over tax depreciation	$(4,500)	$(11,200)
State income tax benefits	(199,200)	35,100
Valuation of stock options and warrants	332,000	(73,700)
Net operating loss	(541,400)	-
Allowance for obsolete inventory	(6,200)	24,400
Vacation accrual	-	(400)
Allowance for bad debts	(6,000)	(15,900)

Net deferred tax expense (benefit)	$(425,300)	$(41,700)

	$(425,300)	$(139,000)

Deferred income tax expense (benefit) results primarily from the reversal of temporary timing differences between tax and financial statement income.

At March 31, 2008, the Company has net operating loss carry forwards for income tax reporting purposes of approximately $1,592,000 and $2,394,000 available to offset future federal and California taxable income, respectively. Based on current tax law, the Company’s federal net operating loss carry forward will begin to expire in the year ending March 31, 2028 and the state net operating loss carry forward will begin to expire in the year ending March 31, 2016.

We periodically evaluate the likelihood of the realization of deferred tax assets, and adjust the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry forward periods available to us for tax reporting purposes, and other relevant factors.

At March 31, 2008, based on the weight of available evidence, including cumulative losses in recent years and expectations of future taxable income, the Company determined that it was more likely that its deferred tax assets would be realized and has not recorded a valuation allowance associated with its deferred tax assets.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

On April 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income taxes (FIN 48).  FIN 48 prescribes a comprehensive model of how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return.  FIN 48 states that a tax benefit from an uncertain position may be recognized if it is "more likely than not" that the position is sustainable, based upon its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information.

Upon adoption of FIN 48, there was no impact to the Company's consolidated financial statements.  The Company estimates that the unrecognized tax benefit will not change significantly within the next twelve months.  The Company will continue to classify income tax penalties and interest as part of general and administrative expense in its statements of operations.  Accrued interest on uncertain tax positions is not significant.  There are no penalties accrued as of March 31, 2008.  The following table summarizes the open tax years for each major jurisdiction:

Jurisdiction	Open Tax Years
Federal	2004 – 2006
California	2004 - 2006

As the Company has significant net operating loss carry forwards, even if certain of the Company’s tax positions were disallowed, it is not foreseen that the Company would have to pay any taxes in the near future. Consequently, the Company does not calculate the impact of interest or penalties on amounts that might be disallowed.

NOTE 11 – EARNINGS PER SHARE

The following data show the amounts used in computing earnings per share of common stock for the period presented:

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

	For the Year Ended
	March 31,
	2008	2007

Income (loss) available to common shareholders (Numerator)	$(1,776,642)	$(667,639)

Weighted average number of common shares outstanding used in basic income per share during the period (Denominator)	10,936,657	10,745,647

Weighted average number of common shares outstanding used in diluted income per share during the period (Denominator)	10,936,657	10,745,647

At March 31, 2008, we had options to purchase 944,000 shares of common stock at prices ranging from $1.30 to $2.35 per share and warrants to purchase 3,902,957 shares of common stock at prices ranging from $0.88 to $2.85 per share that were not included in the computation of earnings per share because their effects are anti-dilutive due to a loss being recognized for the year then ended.

At March 31, 2007, we had options to purchase 1,129,000 shares of common stock at prices ranging from $0.86 to $2.00 per share and warrants to purchase 4,387,100 shares of common stock at prices ranging from $0.70 to $3.45 per share that were not included in the computation of earnings per share because their effects are anti-dilutive due to a loss being recognized for the year then ended.

NOTE 12 – CONCENTRATIONS

Sales

During the year ended March 31, 2008, we had two significant customers which accounted for 29%, and 16% of sales.

During the year ended March 31, 2007, we had two significant customers which accounted for 23% and 15% of sales.

Supplier

We also have a single source and exclusive supplier arrangement with the supplier of a specific raw material, which is used as part of products which accounts for approximately 74% of our sales. The interruption of raw materials provided by this supplier or the loss of a significant customer would adversely affect our business and financial condition.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2008 and 2007

During the year ended March 31, 2008, we had one significant vendor who accounted for 29% of cost of sales.

During the year ended March 31, 2007, we had one significant vendor which accounted for 12% of cost of sales.

Accounts Receivable

At March 31, 2008, we had two customers which accounted for 16% and 12% of our accounts receivable balances.

At March 31, 2007, we had two customers which accounted for 47% and 16% of our accounts receivable balances.

NOTE 13 – SUBSEQUENT EVENT

In May 2008, we received $2,100,000 ($1,750,000 after costs) as a result of entering into a settlement agreement with a company we alleged was infringing on the Celadrin trademark. In addition, we entered into a supply agreement with the same company whereby we will provide Celadrin for use in their products.

Imagenetix, Inc.
Condensed Consolidated Balance Sheets

	June 30,	March 31,
	2008	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,065,256	$1,022,555
Accounts receivable, net	1,249,603	765,492
Inventories, net	1,246,851	1,109,845
Prepaid expenses and other current assets	170,121	252,138
Deferred tax asset	390,097	862,497
Total current assets	5,121,928	4,012,527

Property and equipment, net	104,652	112,190
Long-term prepaid expenses	39,000	42,000
Other assets	231,705	218,155
Total Assets	$5,497,285	$4,384,872

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$974,378	$713,324
Accrued liabilities	91,878	72,301
Customer deposits	262,666	63,216
Contract payable	23,100	46,200
Short term license payable	28,929	34,259
Total current liabilities	1,380,951	929,300
Long term license payable	-	2,980
Total Liabilities	1,380,951	932,280

Stockholders' equity
Preferred stock, $.001 par value; 5,000,000 shares
authorized: none outstanding	-	-
Common stock, $.001 par value; 50,000,000 shares
authorized: 10,960,788 issued and outstanding at
June 30 and March 31, 2008	10,960	10,960
Capital in excess of par value	12,558,073	12,481,407
Accumulated deficit	(8,452,699)	(9,039,775)
Total stockholders' equity	4,116,334	3,452,592
Total Liabilities and Stockholders' Equity	$5,497,285	$4,384,872

See accompanying notes to unaudited condensed consolidated financial statements.

Imagenetix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2008	2007

Net sales	$1,394,358	$1,126,991

Cost of sales	819,711	536,604

Gross profit	574,647	590,387

Operating expenses:
General and administrative	605,472	646,509
Payroll expense	372,190	356,497
Consulting expense	345,761	251,524
Operating expenses	1,323,423	1,254,530
Operating income (loss)	(748,776)	(664,143)
Other income (expense):
Other income	7,742	6,944
Settlement income	1,785,000	-
Interest expense	(690)	(1,327)
Other income	1,792,052	5,617
Income (loss) before income taxes	1,043,276	(658,526)

Income tax expense (benefit)	456,200	(223,000)

Income (loss)	$587,076	$(435,526)

Basic income (loss) per share	$0.05	$(0.04)

Diluted income (loss) per share	$0.05	$(0.04)

Basic weighted average common shares outstanding	10,960,788	10,871,400

Diluted weighted average common shares outstanding	11,021,173	10,871,400

See accompanying notes to unaudited condensed consolidated financial statements.

Imagenetix, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	June 30, 2008	June 30, 2007
Operating activities:
Net income (loss)	$587,076	$(435,526)
Adjustments to reconcile net income (loss)
to cash provided by (used in) operating activities:
Amortization and depreciation	10,188	12,176
Provision for doubtful accounts	-	15,000
Provision for inventory obsolescence	(12,003)	22,105
Non cash expense related to issuance of warrants
and granting of stock options	76,666	304,607
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(484,111)	656,053
(Increase) decrease in employee receivable	845	764
(Increase) decrease in inventories	(125,003)	(152,389)
(Increase) decrease in other assets	84,171	(11,434)
(Increase) decrease in deferred taxes	456,200	(223,000)
Increase (decrease) in accounts payable	261,055	57,410
Increase (decrease) in accrued liabilities	19,577	11,319
Increase (decrease) in customer deposits	199,450	375,000
Net cash provided by operating activities	1,074,111	632,085
Investing activities:
Purchases of property and equipment	-	(12,840)
Net cash used in investing activities	-	(12,840)
Financing activities:
Payments on contracts payable	(23,100)	(24,985)
Payments on patent license financed	(8,310)	(7,673)
Net cash used in financing activities	(31,410)	(32,658)
Net increase in cash and cash equivalents	1,042,701	586,587
Cash and cash equivalents, beginning of period	1,022,555	958,896
Cash and cash equivalents, end of period	$2,065,256	$1,545,483

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$690	$1,327
Income taxes	$-	$-

See accompanying notes to unaudited condensed consolidated financial statements.

IMAGENETIX, INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

1.	BASIS OF PRESENTATION

The consolidated financial statements of Imagenetix, Inc. ("Imagenetix") presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with our audited consolidated financial statements and notes thereto included in Form 10-KSB for the year ended March 31, 2008.

In the opinion of management, the interim consolidated financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. Operating results for the three month period is not necessarily indicative of the results that may be expected for the year.

Earnings Per Share

We follow Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Under SFAS No. 128, basic earnings per share is calculated as earnings available to common stockholders divided by the weighted average number of common shares outstanding. Diluted earnings per share is calculated as net income divided by the diluted weighted average number of common shares. The diluted weighted average number of common shares is calculated using the treasury stock method for common stock issuable pursuant to outstanding stock options and common stock warrants. See Note 6 for discussion of commitments to issue additional shares of common stock and warrants.

Stock Based Compensation

Effective January 1, 2006, we adopted FASB Statement No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the financial statements based on their fair values.

We have selected the Black-Scholes method of valuation for share-based compensation. The charge is recognized in non cash compensation, which is included in stock-based compensation expense, on a straight-line basis over the remaining service period based on the options’ original estimate of fair value.

We apply SFAS No. 123 in valuing options granted to consultants and estimate the fair value of such options using the Black-Scholes option-pricing model. The fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested.

2.	RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirement for FASB Statement No. 133, “Derivative Instruments and Hedging Activities” (“SFAS No. 133”). It requires enhanced disclosure about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations, and (iii) how derivative instruments and related hedge items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for the Company as of April 1, 2009. The Company is currently assessing the impact of SFAS 161 on its consolidated financial position and results of operations.

IMAGENETIX, INC.
Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of FSP 142-3 on its consolidated financial position and results of operations.

3.            ACCOUNTS RECEIVABLE

Accounts receivable are carried at the expected realizable value. Accounts receivable consisted of the following:

	June 30,	March 31,
	2008	2008

Accounts receivable - trade	$1,354,603	$870,492
Allowance for doubtful accounts	(105,000)	(105,000)

Accounts receivable, net	$1,249,603	$765,492

At June 30, 2008, we had two customers which accounted for 46% and 19% of our accounts receivable balances. At March 31, 2008, we had two customers which accounted for 16% and 12% of our accounts receivable balances.

For the three months ended June 30, 2008, we had two significant customers which accounted for 48%, and 26% of sales. For the three months ended June 30, 2007, we had three significant customers which accounted for 28%, 11% and 11% of sales.

IMAGENETIX, INC.
Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

4.            INVENTORIES

Inventories consist of the following:

	June 30,	March 31,
	2008	2008

Raw materials	$940,746	$824,807
Finished products	236,242	295,615
Boxes, labels, tubes & bottles	208,402	139,965
	1,385,390	1,260,387
Reserve for obsolescence	(138,539)	(150,542)
	$1,246,851	$1,109,845

5.	OTHER ASSETS

The following is a summary of intangible assets which are included in “Other Assets” on the face of the balance sheet:

	June 30,	March 31,
	2008	2008

Trademarks	$13,032	$13,032
Patent	172,965	172,965
Deferred tax asset	103,900	87,700
	289,897	273,697

Less accumulated amortization	58,192	55,542

	$231,705	$218,155

6.            EQUITY TRANSACTIONS

We recorded non-cash compensation expense for stock options and warrants issued to employees and consultants of $76,666 for the three months ended June 30, 2008 and $164,019 for the three months ended June 30, 2007. Also, we recorded non-cash general and administrative expense for warrants granted to individuals of $140,588 for the three months ended June 30, 2007.

The significant assumptions used in the Black-Scholes model to estimate the compensation and general and administrative expense for the issuance of stock options and warrants are as follows:

	Three months ended June 30,
	2008	2007
Expected term of options and warrants	5 years	5 years
Expected volatility	61%	71%
Expected dividends	None	None
Risk-free interest rate	3.36 to 3.54%	4.55%
Forfeitures	0%	0%

IMAGENETIX, INC.
Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

A summary of the options outstanding follows:

	For the Three Months Ended
	June 30, 2008
		Weighted
		Average
		Exercise
Options	Shares	Price
Outstanding at beginning of year	944,000	$1.00
Granted	305,000	0.65
Cancelled	-	-
Exercised	-	-
Outstanding at end of the period	1,249,000	0.92

Exercisable at end of the the period	1,096,500	$0.95

Weighted average fair value of options
granted during the period	305,000	$0.36

As of June 30, 2008, the unamortized portion of stock compensation expense on all existing stock options was $54,562.

A summary of warrants outstanding follows:

	For the Three Months Ended
	June 30, 2008
		Weighted
		Average
		Exercise
Warrants	Shares	Price
Outstanding at beginning of year	3,902,957	$1.18
Granted	25,000	1.20
Cancelled	-	-
Exercised	-	-
Outstanding at end of the period	3,927,957	1.18

Exercisable at end of the the period	3,927,957	$1.18

Weighted average fair value of warrants
granted during the period	25,000	$0.42

7.             INCOME TAXES

We file income tax returns in the U.S. federal jurisdiction and the state of California. With few exceptions, we are no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2004.

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on April 1, 2007. As a result of the implementation of Interpretation 48, we did not recognize an increase in the liability for unrecognized tax benefits. No unrecognized tax benefits are being reported for the three months ended June 30, 2008.

IMAGENETIX, INC.
Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

Included in the balance at April 1, 2007, were no tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

Our policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Until the completion of the resale of the
Common stock included in this prospectus,
all dealers that effect transactions in these		The Resale of
securities, whether or not participating in
this offering, may be required to deliver		3,110,710 Shares
a prospectus. This is in addition to the
dealers’ obligation to deliver a prospectus		Of
when acting as underwriters and with
respect to their unsold allotments or		Common Stock
subscriptions.
		Offered by

Table of Contents		Selling Shareholders

About this Prospectus	1
Summary	1
Risk Factors	4
Forward Looking Statements	8
Price Range of Common Stock	8	IMAGENETIX, INC.
Use of Proceeds	9
Capitalization	9
Selected Financial Data	9
Management’s Discussion and Analysis or
Plan of Operation	10	PROSPECTUS
Business	20
Management	28
Security Ownership of Executive Officers,
Directors and Beneficial Owners of Greater
than 5% of Our Common Stock	32
Selling Stockholders	34
Related Party and Other Material Transactions	39
Description of Capital Stock	39
Shares Eligible for Future Sale	41
Experts	41	Subject to Completion,
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	41	September 5, 2008
Legal Matters	41

Where You Can Find More Information	42
Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee	$-0-
Blue Sky Filing Fees	$-0-
Blue Sky Legal Fees	$-0-
Printing Expenses	$2,000
Legal Fees	$5,000
Accounting Fees	$5,000
Miscellaneous Expenses	$10,000
Total	$22,000

(1)      All expenses are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, we sold the following securities which were not registered under the Securities Act, as amended:

(i)         Stock Issued for Services:

	Date	Per Share	Number of Shares
Donald Radcliffe	2/1/07	$.94	150,000

(ii)	Warrants Issued:

	Number of Shares	Grant Date	Expire Date	Exercise Price
Donald Radcliffe	250,000	2/1/07	2/1/12	1.00
Tom Hall	75,000	5/2/07	5/2/12	1.30
Frank Sajovic	75,000	5/2/07	5/2/12	1.30
Gary McAdam	25,000	5/2/07	5/2/12	1.30
Yueling Chen	25,000	5/28/08	5/28/13	1.20

(iii)	Warrants Extended:

During the year ended March 31, 2008, we offered warrant holders with warrants scheduled to expire on October 23, 2007, the right to extend their warrants for three additional years in exchange for a warrant extension fee of $0.05 per warrant share, such amount to be reduced from the existing exercise price, and a right for us to call the warrants should our common stock trade at a 20% premium to the revised exercise price for 10 business days. As a result of this offer, 53 warrants with exercise prices ranging from $0.75 to $2.00 totaling 3,110,710 warrant shares were extended until October 23, 2010 at an accumulated fee of $155,536.

With respect to the above securities issuances, the Registrant relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 under the Securities Act. No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons all of whom were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act. All were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All securities issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

ITEM 16. EXHIBIT INDEX

Exhibit No.	Title
3.01	Articles of Incorporation of the Registrant (1)
3.02	Bylaws of the Registrant (1)
3.03	Amendment to Articles of Incorporation (Name change) (2)
4.01	Stock Option Plan (6)
5.01	Opinion of Gary A. Agron regarding legality
10.01	Celadrin® Supply Agreement with Organic Technologies (2)
10.19	Business Partners Operations Agreement (4)
10.20	Office Lease Agreement with Bernardo Gateway Partners (5)
10.21	Patent License with University of Minnesota (5)

Exhibit No.	Title
10.22	Patent License with EHP Products, Inc. (5)
14	Code of Ethics (3)
23.01	Consent of Gary A. Agron (see 5.01 above)
23.02	Consent of HJ Associates & Consultants LLP—Independent Registered Public Accountants

(1)	Incorporated by reference to our Registration Statement on Form SB-1, file number 333-87535, filed on September 22, 1999.
(2)
Incorporated by reference to our Registration Statement on Form SB-2, File Number 333-71756, declared effective on July 26, 2002 and post-effective amendment No. 1 thereto declared effective on August 25, 2003.

(3)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2005.
(4)	Incorporated by reference to our Registration Statement on Form SB-2, file number 333-123159 declared effective on March 18, 2005.
(5)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2006
(6)	Incorporated by reference to our Registration Statement on Form S-8, File Number 333-146318, filed on September 26, 2007.

ITEM 17. UNDERTAKINGS

The Registrant hereby undertakes:

(a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

(c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

(d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on September 5, 2008.

IMAGENETIX, INC.

By:	/s/ WILLIAM P. SPENCER William P. Spencer Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on September 5, 2008.

Signature	Title

/s/ William P. Spencer William P. Spencer	Chief Executive Officer, President and Director

/s/ Debra L. Spencer Debra L. Spencer	Secretary, Treasurer and Director

/s/ Lowell W. Giffhorn Lowell W. Giffhorn	Chief Financial Officer (Principal Accounting Officer)

/s/ Barry S. King Barry S. King	Director

/s/ Robert Burg Robert Burg	Director

/s/ Jeffrey McGonegal Jeffrey McGonegal	Director

EXHIBIT INDEX

Exhibit No.	Title
3.01	Articles of Incorporation of the Registrant (1)
3.02	Bylaws of the Registrant (1)
3.03	Amendment to Articles of Incorporation (Name change) (2)
4.01	Stock Option Plan (6)
5.01	Opinion of Gary A. Agron regarding legality
10.01	Celadrin® Supply Agreement with Organic Technologies (2)
10.19	Business Partners Operations Agreement (4)
10.20	Office Lease Agreement with Bernardo Gateway Partners (5)
10.21	Patent License with University of Minnesota (5)
10.22	Patent License with EHP Products, Inc. (5)
14	Code of Ethics (3)
23.01	Consent of Gary A. Agron (see 5.01 above)
23.02	Consent of HJ Associates & Consultants LLP—Independent Registered Public Accountants

(1)	Incorporated by reference to our Registration Statement on Form SB-1, file number 333-87535, filed on September 22, 1999.
(2)
Incorporated by reference to our Registration Statement on Form SB-2, File Number 333-71756, declared effective on July 26, 2002 and post-effective amendment No. 1 thereto declared effective on August 25, 2003.

(3)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2005.
(4)	Incorporated by reference to our Registration Statement on Form SB-2, file number 333-123159 declared effective on March 18, 2005.
(5)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2006
(6)	Incorporated by reference to our Registration Statement on Form S-8, File Number 333-146318, filed on September 26, 2007.